Exhibit 10.1

Up to

$200,000,000

SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT

AMONG

OSG AMERICA OPERATING COMPANY LLC,
as Borrower

AND

The banks and financial institutions

identified on Schedule II,

as Lenders

AND

ING BANK N.V., London Branch

as Facility Agent, Security Trustee and Issuing Lender

AND

ING BANK N.V., London Branch and DNB NOR BANK ASA,

as Mandated Lead Arrangers and Bookrunners

AND

OSG AMERICA L.P. and the Vessel-Owning Guarantors identified on Schedule III,

as Joint and Several Guarantors

Dated as of            , 2007

i

v

SCHEDULE I	VESSELS
SCHEDULE II	LENDERS
SCHEDULE III	VESSEL-OWNING GUARANTORS
SCHEDULE IV	ACCEPTABLE BROKERS
SCHEDULE V	CLASSIFICATION SOCIETY
SCHEDULE VI	LIENS & INDEBTEDNESS

EXHIBIT A	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	FORM OF PROMISSORY NOTE
EXHIBIT C	FORM OF DRAWDOWN NOTICE
EXHIBIT D	FORM OF LETTER OF CREDIT REQUEST
EXHIBIT E	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT F	FORM OF EARNINGS ASSIGNMENT
EXHIBIT G	FORM OF INSURANCES ASSIGNMENT
EXHIBIT H	FORM OF SHIPBUILDING CONTRACT ASSIGNMENT
EXHIBIT I	FORM OF UNITED STATES MORTGAGE

SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT

THIS SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT (this “Agreement”) is made as of the                                day of November, 2007 by and among (1) OSG AMERICA OPERATING COMPANY LLC, a limited liability company organized and existing under the laws of the State of Delaware, as borrower (the “Borrower”), (2) OSG AMERICA L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Parent”), as guarantor, (3) the Parent and each of the companies listed on Schedule III (the “Vessel-Owning Guarantors”), as joint and several guarantors (the Vessel Owning Guarantors together with the Parent, the “Guarantors” and each a “Guarantor”), (4) the banks and financial institutions listed on Schedule II, as lenders (together with the Issuing Lender and any assignee pursuant to Section 11, the “Lenders” and each a “Lender”), (5) ING BANK N.V., London Branch (“ING”), as agent for the Lenders (in such capacity, the “Facility Agent”), as security trustee for the Lenders (in such capacity, the “Security Trustee”) and as issuing lender (in such capacity, the “Issuing Lender”), and (6) ING and DNB NOR BANK ASA (“DnB NOR”), as mandated lead arrangers (in such capacity, each a “MLA” and, collectively the “MLAs”) and as bookrunners (in such capacity, each a “Bookrunner” and, collectively, the “Bookrunners”).

WITNESSETH THAT:

WHEREAS, (1) the Parent is a limited partnership formed by Overseas Shipholding Group, Inc. (“OSG”), (2) the Borrower is a wholly-owned subsidiary of the Parent and (3) the Vessel-Owning Guarantors are each a wholly-owned subsidiary of the Borrower; and

WHEREAS, each of the Guarantors have agreed to provide a joint and several guarantee of the obligations of the Borrower with respect to the transactions contemplated by this Agreement;

WHEREAS, at the request of the Borrower, the Agent, the Security Trustee, the MLAs and the Bookrunners have agreed to act in their respective capacities as set forth herein and the Lenders have agreed to provide to the Borrower a senior secured revolving credit facility in an amount of up to $200,000,000 with a $25,000,000 sub limit for the issuance of Letters of Credit on the terms and subject to the conditions set forth herein for the purposes of (1) refinancing in whole or in part the Parent’s outstanding debt to OSG, (2) financing the pre-delivery and post-delivery costs of Hull 8015 and Hull 8016, and the cost of retrofitting Barge OSG 243 (each as defined herein) and (3) providing funds for general corporate purposes;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:

1.                                       DEFINITIONS

1.1   Defined Terms.  In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“Adjusted Net Worth”	shall have the meaning ascribed thereto in Section 17;

“Advance(s)”

shall mean, as the context may require, (i) any amount advanced to the Borrower with respect to the Facility pursuant to Section 2, or (ii) the aggregate amount of all Advances outstanding at the applicable time;

“Advance Availability Period”

shall mean the period commencing the date hereof and ending the earlier of (i) the date that is one (1) month prior to the Payment Date, or (ii) the date on which the Facility is permanently reduced to zero and the Lenders are no longer required to made Advances hereunder;

“Affiliate”

shall mean, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls such Person or (ii) any Person (other than such Person or a subsidiary of such Person) which is Controlled by or is under common Control with a Controlling Person;

“Agents”	shall mean the Facility Agent and the Security Trustee;

“Agreement”	shall have the meaning ascribed thereto in the preamble;

“Annex VI”	shall mean the Regulations for the Prevention of Air Pollution from Ships to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997);

“Applicable Law”

shall mean any Law of any Authority, including, without limitation, all national, Federal, state and local banking or securities laws, to which the Person in question is subject or by which it or any of its material property is bound;

“Applicable Rate”	shall mean, in respect of any Advance, the rate of interest on such Advance from time to time pursuant to Section 5.1;

“Assignment and Assumption Agreement(s)”	shall mean the Assignment and Assumption Agreement(s) executed pursuant to Section 11.1 substantially in the form of Exhibit A;

“Assignment Notices”

shall mean (i) notices with respect to the Earnings Assignments substantially in the form set out in Exhibit 1 to Exhibit F hereto, (ii) notices with respect to the Insurances Assignments substantially in the form set out in Exhibit 3 to Exhibit G hereto, and (iii) notices with respect to the Shipbuilding Contract Assignments substantially in the form set out in Exhibit 1 to Exhibit H hereto;

“Assignments”	shall mean the Earnings Assignments, the Insurances Assignments and the Shipbuilding Contracts Assignments;

“Authority”

shall mean any governmental or quasi-governmental authority, whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any national, Federal, state, local, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, board, body, branch, bureau, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign;

“Banking Day(s)”	shall mean day(s) on which banks are open for the transaction of business in London, England and New York, United States of America;

“Barge OSG 243”	shall mean that certain Vessel currently being retrofitted, the details of which are set forth on Schedule I hereto;

“Book Value”

shall mean, as of the date of any determination thereof, for any asset of the Parent, the value net of depreciation at which the asset of the Parent and its Subsidiary is recorded and reported by the Parent in its consolidated financial statements in accordance with GAAP, consistently applied;

“Bookrunners”	shall have the meaning ascribed thereto in the preamble;

“Borrower”	shall have the meaning ascribed thereto in the preamble;

“Capitalized Lease”

of any Person shall mean any lease or other arrangement conveying the right to use real or personal property where the obligations for Rentals are required to be capitalized on a balance sheet of the lessee in accordance with GAAP;

“Capitalized Rentals”

of any Person shall mean, as of the date of any determination thereof, the capitalized amount of all Rentals due and to become due under all Capitalized Leases of such Person, as lessee, reflected as a liability on the balance sheet of such Person;

“Cash”	shall mean as of the date of any determination thereof, the total amount of all cash and Cash Equivalents of a Person as determined in accordance with GAAP;

“Cash Equivalents”

shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), and

(ii) time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000, and rated at least A or the equivalent thereof by S&P in respect of (ii) above, in each case having maturities of less than one year from the date of acquisition;

“Classification Society”	shall mean a classification society listed on Schedule V;

“Closing Date”

shall mean the date on which each of the conditions precedent to the availability of the Facility set forth in Section 3.1 shall have been met or waived, provided that the Closing Date shall, in any event, occur no later than 30 November 2007, unless otherwise agreed by the Lenders;

“Code”	shall mean the Internal Revenue Code of 1986, as amended, and any successor statute and regulations promulgated thereunder;

“Commitment”

shall mean, in relation to a Lender, the portion of the Facility set out opposite its name in Schedule II hereto, or as the case may be, in any Assignment and Assumption Agreement, as changed from time to time pursuant to the terms of this Agreement;

“Commitment Fee”	shall have the meaning ascribed thereto in Section 13.1(a);

“Compliance Certificate”

shall mean a certificate in the form set out in Exhibit E, or in such other form as the Facility Agent may agree, certifying the compliance by each of the Security Parties with all of its covenants contained herein and showing the calculations thereof, which certificate shall be executed and delivered by the chief executive officer, the chief operating officer, the chief financial officer or the controller of the general partner of the Parent or the designee thereof to the Facility Agent;

“Consolidated Tangible Net Worth”

shall mean, as of the date of any determination thereof, the total of stockholders’ equity (as shown on the most recent consolidated balance sheet of such Person) less Intangible Assets of such Person and its subsidiaries;

“Contingent Obligations”

shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness or the ability or the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith;

“Control”

shall mean, for purposes of the definition of “Affiliate,” with respect to any Person, possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise (for purposes of the aforesaid definition, the term “Control” used as a verb has a corresponding meaning);

“Conversion Date”	shall have the meaning ascribed thereto in Section 12.7(a);

“Creditor(s)”	shall mean the Facility Agent, the Security Trustee and the Lenders (each, a “Creditor” and, collectively, the “Creditors”);

“Debt”

shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (i) the amount of such indebtedness and (ii) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Rentals of such Persons, (v) all Contingent Obligations of such Person, and (vi) all obligations under any interest rate protection agreement, any other hedging agreement or under any similar type of agreement which, in accordance with GAAP, are required to be reflected as liabilities on the balance sheet of such Person. Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person;

“Default”	shall mean any event that would, with the giving of notice or passage of time, or both, be an Event of Default;

“Default Rate”	shall mean a rate per annum equal to the aggregate of (i) two percent (2%) plus (ii) the Applicable Rate then in effect;

“Derivatives Obligations”

of any Person shall mean all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions;

“Determination Date”	shall have the meaning ascribed thereto in Section 17;

“DOC”	shall mean a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” or “$”

shall mean the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drawdown Date(s)”

shall mean the date(s), each being a Banking Day, upon which the Borrower has requested that (i) an Advance be made available to the Borrower and such Advance is made, or (ii) an Advance is deemed to have been made due to a drawing under any Letter of Credit, as provided in Section 2.13;

“Drawdown Notice”	shall have the meaning ascribed thereto in Section 2.5;

“Earnings Assignments”

shall mean the assignments of earnings and charterparties in respect of (i) the earnings of each Vessel from any and all sources (including requisition compensation), (ii) any charter or other contract relating to each Vessel and (iii) the prorated portion of any pooled monies which are attributable to (i) and (ii) above, to be executed by the relevant Vessel-Owning Guarantor in favor of the Facility Agent pursuant to Section 3.1(j)(iii) substantially in the form set out in Exhibit F;

“EBITDA”

shall mean, in respect of a Person, consolidated net income, plus Interest Charges, taxes, depreciation, amortization and other non-cash charges, to the extent deducted in calculating net income, in each case as determined in accordance with GAAP;

“Environmental Affiliate”	shall have the meaning ascribed thereto in Section 9.1(A)(i);

“Environmental Approvals”	shall have the meaning ascribed thereto in Section 8(r);

“Environmental Claim”	shall have the meaning ascribed thereto in Section 8(r);

“Environmental Laws”	shall have the meaning ascribed thereto in Section 8(r);

“ERISA”	shall mean the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”	shall mean a trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Sections 414(b),(c),(m) or (o) of the Code;

“ERISA Group”	shall mean the Parent and its subsidiaries within the meaning of Section 424(f) of the Code;

“Event(s) of Default”	shall mean any of the events set out in Section 10.1;

“Exchange Act”	shall mean the Securities Exchange Act of 1934, as amended;

“Extending Lender(s)”	shall have the meaning ascribed thereto in Section 2.2;

“Extension Option”	shall have the meaning ascribed thereto in Section 2.2;

“Facility”

shall mean the senior secured revolving credit facility to be made available by the Lenders to the Borrower hereunder in multiple Advances and Letters of Credit (i) in the maximum aggregate principal amount of Two Hundred Million Dollars ($200,000,000) if the Parent receives gross proceeds from the IPO in an amount equal to or greater than $125,000,000, (ii) in the maximum aggregate principal amount of One Hundred Fifty Million Dollars ($150,000,000) if the Parent receives gross proceeds from the IPO in an amount equal to or greater than $100,000,000 but less than $125,000,000 or (iii) if the Parent receives gross proceeds from the IPO in an amount less than $100,000,000 the Facility and the total Commitments will be nil; provided, however, that the Facility may also be reduced from time to time pursuant to the terms of this Agreement and the Facility, in respect of Letters of Credit, shall not exceed Twenty Five Million Dollars ($25,000,000);

“Facility Agent”	shall have the meaning ascribed thereto in the preamble;

“Facility Amount”	shall mean, as of the date of determination, the aggregate amount of the Commitments on such date;

“Facility Balance”	shall mean, as of the date of determination, the Dollar amount of the Facility outstanding at such time;

“Facility Period”	shall mean the period from the date hereof to the date which is five (5) years from the date hereof, unless otherwise extended pursuant to the Extension Option;

“Fair Market Value”

shall mean, in respect of any Vessel, the appraised value of such Vessel as determined by any two (2) brokers chosen by the Borrower from the list set forth on Schedule IV , such Vessel to be valued on a “as is”, “where is”, “willing buyer, willing seller”, stand alone basis, free and clear of any liens, charters or other encumbrances and with no value given to any pooling arrangements;

“Fee Letters”	shall mean those certain fee letters dated October 18, 2007 and November , 2007, each entered into by the Borrower and the MLAs in respect of the Facility;

“Final Availability Date”	shall mean the Drawdown Date in relation to the final Advance, which shall not fall later than the day occurring one (1) month prior to the Payment Date;

“Fronting Fee”	shall have the meaning ascribed thereto in Section 13.1(b);

“Funded Indebtedness”

shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of a Person and its subsidiaries on a consolidated basis; and with respect to the Parent and the Subsidiaries (including the Facility);

“GAAP”	shall mean, at any time, generally accepted accounting principles at the time in the United States of America;

“Guaranteed Obligations”	shall have the meaning ascribed thereto in Section 7.1;

“Guarantors”	shall have the meaning ascribed thereto in the preamble;

“Hull 8015”	shall mean that certain Vessel under construction, the details of which are set forth on Schedule I hereto;

“Hull 8016”	shall mean that certain Vessel under construction, the details of which are set forth on Schedule I hereto;

“IAPPC”	shall mean a valid international air pollution prevention certificate for a Vessel issued under Annex VI;

“Indebtedness”

of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all Debt of such Person;

“Initial Advance”	shall mean the first Advance to be made under the Facility pursuant to Section 2;

“Initial Payment Date”	means November , 2012;

“Insurances Assignments”

shall mean the assignments in respect of the insurances of each Vessel to be executed by the relevant Vessel-Owning Guarantor in favor of the Facility Agent pursuant to Section 3.1(j)(ii) substantially in the form set out in Exhibit G;

“Intangible Assets”

shall mean, as of the date of any determination thereof, goodwill, patents, trade names, trademarks, copyrights, franchises and such other assets as are properly classified as “intangible assets” in accordance with GAAP plus unamortized debt issuance costs;

“Interest Charges”	for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness;

“Interest Election Request”	shall have the meaning ascribed thereto in Section 5.4;

“Interest Period”

shall mean with respect to any Advance (a) each one (1), three (3) or six (6) month period, commencing on the date such Advance is made or the last day of the next preceding Interest Period with respect to such Advance and ending on the same day in the first, third or sixth calendar month thereafter, in each case, as selected by the Borrowers or (b) in the Lenders’ discretion, such other period(s) in excess of six (6) months as may be agreed; provided, however, (x) in each case, that each such

Interest Period (if such Interest Period is a whole number of months) which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month, (y) that the Borrower may not choose more than six (6) one month interest periods in any twelve month period;

Notwithstanding the foregoing, (i) each Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next succeeding calendar month, on the next preceding Banking Day), and (ii) each Interest Period which would otherwise end after the Payment Date shall end on the Payment Date;

“Interest Rate Agreements”

shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement entered into by the Borrower, the Guarantors or any Subsidiary, which is designed to protect the Borrower, the Guarantors or any of the Subsidiaries against fluctuations in interest rates applicable under this Agreement, to or under which the Borrower, the Guarantors or any of the Subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary hereafter;

“Investments”

shall mean all investments in any Person, regardless of the form of consideration paid therefor, directly or indirectly, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business;

“IPO”	shall mean the initial public offering of the Parent’s limited partnership interests;

“ISM Code”

shall mean the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and shall include any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code”

shall mean the International Ship and Port Facility Code adopted by the International Maritime Organization at a conference in December 2002 and incorporated into the Safety of Life at Sea Convention and shall include any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC”	shall mean the International Ship Security Certificate issued pursuant to the ISPS Code;

“Issuing Lender”	shall have the meaning ascribed thereto in the preamble;

“Judgment Currency”	shall have the meaning ascribed thereto in Section 12.7(a);

“Law”

shall mean any law, rule, regulation or official code, consent decree, constitution, decree, directive, enactment, guideline, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, requirement, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority;

“L/C Supportable Obligation(s)”

means such obligations of the Borrower as are not inconsistent with the issuance policies of the Issuing Lender; no Letter of Credit may be payable (1) to any entity or person who is subject to sanctions issued by the United States Department of Commerce or to whom payment is prohibited by the Foreign Asset Control Regulations of the Department of the Treasury or (2) which otherwise is in contravention of applicable laws and regulations;

“Lender(s)”	shall have the meaning ascribed thereto in the preamble;

“Letter(s) of Credit”	shall have the meaning ascribed thereto in Section 2.10;

“Letter of Credit Availability Period”	the period from the Closing Date until the date that is 30 days prior to the Payment Date.

“Letter of Credit Fee”	shall have the meaning ascribed thereto in Section 13.1(b);

“Letter of Credit Outstandings”	means, at any time, the aggregate stated amount of all Letters of Credit issued that have not expired or otherwise been terminated, less any drawings previously made thereunder;

“Letter of Credit Participant”	shall have the meaning ascribed thereto in Section 2.12;

“Letter of Credit Request”	shall have the meaning ascribed thereto in Section 2.11;

“LIBOR Rate”

shall mean, with respect to any Interest Period for any Advance, the rate per annum determined by the Facility Agent to be (i) the rate of interest as published on page 3750 of the Telerate Service (or such other service as may be elected by the British Bankers’ Association as the information vendor for purposes of displaying British Bankers’ Association Interest Settlement Dates) as the rate per annum at which deposits are being quoted to prime banks in Dollars for the relevant Interest Period at the London Interbank Market as of 11:00 A.M. London time, on the day that is two Banking Days prior to the first day of such Interest Period, or (ii) if such rate does not appear on such page or such service for the purposes of paragraph (i) or the Facility Agent determines that no rate for the relevant period of time appears on such page or service, the annual rate of interest which is the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the rates of interest supplied by the Reference Banks to the Facility Agent, at its request, as being the rates quoted by the Reference Banks to leading banks in the London Interbank Market in the ordinary course of business as of 11:00 A.M. London time, on the day that is two Banking Days prior to the first day of such Interest Period;

“Lien”

shall mean, with respect to any asset, any interest in such asset securing an obligation owed to, or a claim by, a Person other than the owner of the asset, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, title retention agreement or trust receipt or a lease, consignment or bailment for security purposes or any arrangement having substantially the same economic effect as any of the foregoing. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, any purchase options or calls, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien;

“Majority Lenders”	shall mean Lenders whose aggregate Commitments exceed fifty percent (50%) of the total Commitments or if the Commitments have terminated, Lenders holding in the aggregate in excess of fifty percent (50%) of the Facility Balance;

“Mandatory Costs”	means the cost of complying with any applicable regulatory requirements of any relevant regulatory authority;

“Margin”

shall mean during the period from the date hereof up to the fifth (5th) anniversary hereof seventy hundredths of one percent (0.70%) per annum and, if the Extension Option is exercised, seventy-five hundredths of one percent (0.75%) per annum thereafter;

“Material Adverse Change”

shall mean the occurrence of an event or condition which (a) materially impairs the ability of the Borrower and/or the Guarantors to meet or perform any of their obligations with regard to (i) this Agreement and the financing arrangements established in connection therewith or (ii) any of their respective other obligations that are material to the Borrower and the Guarantors considered as a whole or (b) materially impairs the rights of or benefits or remedies available to the Lenders under the Facility;

“Material Financial Obligation”

means with respect to any Security Party a principal or face amount of Debt (in the case of Derivatives Obligations, determined in respect of any counterparty on a net basis), and arising in one or more related or unrelated transactions, exceeding in the aggregate $20,000,000 (or its equivalent in any other currency);

“Materials of Environmental Concern”	shall have the meaning ascribed thereto in Section 8(r);

“Maximum Liability Amount”	shall have the meaning ascribed thereto in Section 17;

“MLA(s)”	shall have the meaning ascribed thereto in the preamble;

“Moody’s”	shall mean Moody’s Investors Service, Inc.;

“Mortgages”

shall mean, collectively, the first preferred United States ship mortgages on the Vessels to be executed by the respective Vessel-Owning Guarantor which is the registered owner of such Vessel in favor of the Security Trustee pursuant to Section 3.1(j)(i) substantially in the forms set out in Exhibit I;

“MTSA”	shall mean the Maritime and Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;

“Multiemployer Plan”

shall mean a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions;

“Multiple Employer Plan”

shall mean an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or ERISA Affiliate, and one or more employers other than the Borrower or ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan;

“Net Debt”	shall mean Debt minus Cash and Cash Equivalents;

“Net Interest Expense”	shall mean for any period, all cash interest and cash commitment fees incurred by the a Person less all interest and other financing income received by such Person;

“Non-Extending Lenders”	any Lender(s) who does not extend its respective Commitment(s) at the Borrower’s exercise of the Extension Option;

“Note”

shall mean the promissory note, to be executed by the Borrower to the order of the Facility Agent pursuant to Section 3.1(c), to evidence the Facility, substantially in the form set out in Exhibit B or in such other form as the Facility Agent may agree;

“Operator”	shall mean, in respect of any Vessel, the Person who is concerned with the operation of such Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“OSG”	shall have the meaning ascribed thereto in the Recitals;

“OSG Ship Management”	shall mean OSG Ship Management, Inc., a Delaware corporation;

“Parent”	shall have the meaning ascribed thereto in the preamble;

“Participant”	shall have the meaning ascribed thereto in Section 11.2;

“Payment Date”

shall mean (i) the date which falls on the fifth anniversary of the date hereof, or (ii) if the Extension Option is exercised by the Borrower pursuant to Section 2.2, the date which falls on the seventh anniversary of the date hereof. If such day is not a Banking Day, the Payment Date shall be the immediately preceding Banking Day;

“Permitted Country(ies)”

shall mean any or all of the following: United States of America, United Kingdom, Ireland, France, Belgium, the Netherlands, Germany, Sweden, Denmark, Norway, Switzerland, Finland, Austria, Spain, Portugal, Italy, Luxembourg, Greece, Canada, the Cayman Islands, Republic of Barbados, Japan, China, Hong Kong and Bermuda;

“Permitted Debt”	shall mean, without duplication,

(a) Capital Leases;

(b) Indebtedness owing to any Creditor

(c) existing Indebtedness described in Schedule VI which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to any Security Party, the Facility Agent or any Lender, as determined by the Facility Agent, than the terms of the Debt being refinanced, amended or modified; and

(d) Debt consisting of intercompany loans and advances made by any Security Party to any other Security Party.

“Permitted Lien”	has the meaning ascribed thereto in Section 9.2(A)(a)

“Permitted Investments”	shall mean with respect to any Person any of the following:

(a)

Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition, is rated one of the two highest ratings by S&P or by Moody’s or any substantially similar commercial paper or short-term ratings by any other nationally recognized credit rating agency domiciled in the United States of America or the United Kingdom which in the reasonable opinion of the Majority Lenders is of similar standing and with comparable rating categories and methodologies (a “Substitute Rating Agency”);

(b)

Investments in obligations directly issued by or fully and unconditionally guaranteed as to principal and interest by the United States of America or any agency or instrumentality of the United States of America, in either case, maturing in three (3) years or less from the date of acquisition thereof;

(c)

Investments in certificates of deposit, time deposits or bankers’ acceptances issued by a Lender or any other bank or trust company organized under the laws of any Permitted Country or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000 maturing in 270 days or less from the date of acquisition thereof;

(d)

Investments in indebtedness of any governmental body of the United States of America or any State or political subdivision thereof, which indebtedness is at all times accorded one of the two highest ratings by S&P, Moody’s, or a Substitute Rating Agency maturing not later than three (3) years from the date of acquisition thereof (or, if maturing more than three (3) years after the date of acquisition, which is subject to a put at par by the holder thereof on a weekly or more frequent basis);

(e)

Investments in money market investment programs which are classified as a current asset in accordance with GAAP and which are administered by reputable financial institutions having capital, surplus and undivided profits of at least $500,000,000 and which are registered under the Investment Company Act of 1940, as amended; and

(f) investments in money market and auction rate preferred stocks rated “A” or better by S&P or Moody’s or a similar category by a Substitute Rating Agency;

“Person”

shall mean an individual, partnership, corporation, limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Plan”	shall mean any employee benefit plan (other than a Multiemployer Plan or a Multiple Employer Plan) covered by Title IV of ERISA or Section 302 of ERISA;

“Reference Banks”	shall mean DnB NOR and ING;

[“Register”	shall have the meaning ascribed thereto in Section 11.4;]

“Rentals”

shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a Person, as lessee or sublessee under a lease of real or personal property (excluding (i) fixed payments on any item of personal property involving rentals of less than $1,000 per month each and $10,000 per month in the aggregate and (ii) hire and other amounts payable under any time charter of a vessel for a remaining period less than twelve (12) months, including any optional extensions or renewals) but shall be exclusive of any amounts required to be paid by such Person, directly or indirectly (whether or not designated as rents or additional rents), on account of maintenance, repairs, insurance, taxes and similar charges incurred by such lessee or sublessee. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues;

“Revised Facility Amount”	shall have the meaning ascribed thereto in Section 2.2;

“S&P”	shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill Inc.;

“Sale and Leaseback Transaction”

shall mean any arrangement with any Person providing for the leasing by the Parent or a Subsidiary for a period, including renewals, in excess of three years of any asset which has been or is to be sold or transferred more than 180 days after the acquisition or occupancy thereof or the completion or construction and commencement of full operation thereof, whichever is later, by the Parent or any Subsidiary to such Person;

“Securities”	shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended;

“Securities and Exchange Commission”

shall mean the United States Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, or the Exchange Act;

“Security Documents”	shall mean the Mortgages, the Assignments and any other documents that may be executed as security for the Facility and the Borrower’s and each of the Guarantors’ obligations in connection therewith;

“Security Party”	shall mean each of the Borrower and the Guarantors;

“Security Trustee”	shall have the meaning ascribed thereto in the preamble;

“Shipbuilding Contract Assignment(s)”	shall mean the first priority assignments over the shipbuilding contracts for Hull 8015 and Hull 8016;

“Shipping and Related Businesses”

shall mean any one or all of the following: owning, chartering, leasing, crewing, navigating, managing, supplying or operating or repairing commercial vessels of all kinds, including but not limited to cargo ships, liners, container ships, passenger vessels, tugs, barges and ferries; owning, operating or managing transportation assets ancillary to or in furtherance of the transportation of freight and passengers by water; owning, operating or managing terminals and other facilities of any kind incidental or ancillary to or in furtherance of the transportation of freight and passengers by water; and owning, managing or operating terminals, docks, piers, quays, wharves, dry docks, storage facilities and port facilities incidental or ancillary to or in furtherance of the transportation of freight and passengers by water;

“SMC”	means the safety management certificate issued in respect of any of the Vessel in accordance with rule 13 of the ISM Code;

“Stated Amount”	means with respect to each Letter of Credit, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met);

“subsidiary”

shall mean as to any particular Person, at any date, any corporation, limited liability company, partnership or other entity of which more than 50% (by number of votes of the Voting Stock or other ownership interests having ordinary voting power) are beneficially owned or controlled, directly or indirectly, by such Person and/or one or more other subsidiaries of such Person;

“Subsidiary(ies)”	shall mean a/the subsidiary(ies) of the Parent;

“Taxes”

shall mean any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income, net profits or any franchise or similar tax based on the net income, net profits or net worth of any Lender imposed by the United States of America, the State or the City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted solely by reason of the activities of the Borrower or any of the Subsidiaries);

“Termination Event”

shall mean (i) a “reportable event,” as such term is defined in Section 4043 of ERISA, (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (iii) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA or the termination or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA, (iv) the institution of proceedings to terminate a Plan or a Multiemployer Plan or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

“Total Capitalization”	shall mean the sum of (i) Funded Indebtedness plus (ii) Consolidated Tangible Net Worth;

“Transaction Documents”	shall mean each of this Agreement, the Note and the Security Documents;

“Vessels”

shall mean the Vessels listed in Schedule I hereto, registered in the name of the relevant Vessel-Owning Guarantor or any vessel acquired by the Borrower or a Vessel-Owning Guarantor in accordance with Section 9.3;

“Vessel-Owning Guarantor(s)”	shall have the meaning ascribed thereto in the preamble;

“Voting Stock”

shall mean, with respect to any Person, Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions) of such Person; and

“Withdrawal Liability”	shall have the meaning given to such term under Part 1 of Subtitle E of Title IV of ERISA.

1.2   Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Transaction Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments (including this Agreement and the other Transaction Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement or the other Transaction Documents); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified; words importing the singular number only shall include the plural and vice versa (except as indicated), as may be appropriate; references to any Person shall include such Person, its successors and permitted assigns and transferees.

1.3   Accounting Terms.  Unless otherwise specified herein, all accounting terms used in this Agreement, the Note and in the Security Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent or to the Lenders under this Agreement shall be prepared, in accordance with GAAP; provided that, if the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4   Certain Matters Regarding Materiality.  To the extent that any representation, warranty, covenant or other undertaking of the Borrowers in this Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Change” or language of similar import, no inference shall be drawn therefrom that the Facility Agent, the Security Trustee or any Lender has knowledge or approves of any noncompliance by such Borrower with any governmental rule.

1.5   Forms of Documents.  Except as otherwise expressly provided in this Agreement, references to documents or certificates “substantially in the form” of exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related exhibits with substantive changes subject to the provisions of Section 18.6 of this Agreement, as the case may be, or the correlative provisions of the Transaction Documents.

2.                                       THE FACILITY

2.1   Purposes.  The Lenders shall make the Facility available to the Borrower for the purposes of (1) refinancing in whole or in part the Parent’s outstanding debt to OSG, (2) financing the pre-delivery and post-delivery costs of Hull 8015 and Hull 8016, and the cost of retrofitting Barge OSG 243, (3) providing funds for general and working capital purposes of the Borrower and its subsidiaries and (4) at the request of the Borrower, to issue Letter(s) of Credit as provided for in this Section 2.

2.2   Extension Option.  At any time on or after the second anniversary of the Closing Date until the date which is ninety (90) days prior to the Initial Payment Date, the Borrower may request, by at least sixty (60) days written notice to the Facility Agent, that the Lenders extend the Initial Payment Date by an additional 24 months from the fifth anniversary of the Closing Date to the seventh anniversary of the Closing Date (the “Extension Option”).  The Lenders who agree to extend their Commitment (the “Extending Lenders”) shall do so at their Closing Date Commitment level.  Once a Lender agrees to extend its Commitment, the request of the Borrower is irrevocable.  If less than all of the Lenders agree to extend their Commitments, the Facility Agent shall notify the Extending Lenders and each Extending Lender shall inform the Facility Agent within 30 days of such notice of the amount, if any, of the Non-Extending Lenders’ Commitments it is willing to accept and assume on the Initial Payment Date and shall enter into an Assignment and Assumption Agreement with such Non-Extending Lender(s) with respect to such Commitment or portion thereof, which shall be effective on the Initial Payment Date.  If, after giving effect to the assignments described above all of the Lenders’ Commitments have not been extended and or assumed, the Borrower may arrange for one or more Extending Lenders or other assignees eligible to become Lenders to the Facility to accept and assume the unassigned amounts of the commitments of the Non-Extending Lenders or reduce the Facility on the Initial Payment Date to the aggregate amount of the commitments of the Extending Lenders (the “Revised Facility Amount”).  For the avoidance of doubt the parties hereto agree that the Commitment of a Non-Extending Lender shall not terminate until the Initial Payment Date.  Amounts outstanding on the Initial Payment Date in excess of the Revised Facility Amount shall be repaid on the Initial Payment Date.

2.3   Making of the Advances.  Each of the Lenders, relying upon each of the representations and warranties set out in Section 8, hereby severally, and not jointly, agrees with the Borrower that, subject to and upon the terms of this Agreement, it will on each Drawdown Date make its ratable portion of the relevant Advance available through the Facility Agent, to the Borrower in an amount not to exceed its Commitment.

2.4   Advance Availability Period.  Subject to satisfaction of the terms and conditions set forth herein, the Facility will be available for drawings on a revolving basis until the earlier of (i) one (1) month prior to the Payment Date or (ii) the date on which the Facility is permanently reduced to zero and the Lenders are no longer required to make Advances hereunder.  The maximum number of Advances that may be outstanding at any one time is ten (10).

2.5   Drawdown Notice.  When the Borrower seeks to draw an Advance hereunder, it shall serve a written notice (a “Drawdown Notice”) on the Facility Agent (which shall promptly furnish a copy to each Lender) no later than 11:00 A.M., New York time, at least three (3) Banking Days prior to the date of the proposed Advance except in the case of the initial Advance in which case the Borrower shall give at least one (1) Banking Day prior notice.  Each Drawdown Notice shall specify (a) the date of the proposed borrowing (which shall be a Banking Day), (b) the principal amount of the Advance to be made by the Lenders on that date, (c) the Interest Period requested by the Borrower, which period may end no later than the Payment Date, and (d) the disbursement instructions for the proceeds of such Advance.  Each Drawdown Notice shall be effective upon receipt by the Facility Agent, shall be irrevocable and shall be in the form set out in Exhibit C.

2.6   Effect of Drawdown Notice.  Each Drawdown Notice shall be deemed to constitute a warranty by the Borrower:  (a) that the representations and warranties stated in Section 8 are true and correct on the date of such Drawdown Notice and will be true and correct on the applicable Drawdown Date as if made on such date except for such representations and warranties that relate to a specific earlier date, (b) that no Default or Event of Default has occurred and is continuing on such Drawdown Date or would result from the making of a Advance, and (c) that the Conditions Precedent stated in Sections 3.1 and 3.2 have been satisfied.

2.7   Notation of Advances.  Each Advance made by the Lenders to the Borrower may be evidenced by a notation of the same made by the Facility Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Advance.

2.8   Several Obligations.  The failure of any Lender to make its pro rata portion of the relevant Advance on the date specified therefore shall not relieve any other Lender of its obligation to make its pro rata portion of such Advance on such date, and neither the Facility Agent nor any Lender shall be responsible for the failure of any other Lender to make its pro rata portion of an Advance.

2.9   Pro Rata Treatment.  Each borrowing from the Lenders hereunder shall be made from the Lenders, each payment of fees and expenses under Section 13 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; each payment or prepayment of principal of any portion of the Facility Balance by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Facility Balance held by the Lenders; and each payment of interest on the Facility Balance by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders.

2.10 Letters of Credit.  (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that the Issuing Lender at any time during the Letter of Credit Availability Period, issue for the account of the Borrower and for the purposes of the Borrower, the Parent or any Subsidiary and in support of L/C Supportable Obligations, and subject to and upon the terms and conditions herein set forth, and the Issuing Lender agrees to issue from time to time, irrevocable standby letters of credit denominated in Dollars in such form as may be approved by the Issuing Lender (singly, a “Letter of Credit” and collectively, the “Letter(s) of Credit”).  The maximum number of Letters of Credit that may be outstanding at any one time is ten (10).

(b)           Subject to and upon the terms and conditions set forth herein, the Issuing Lender agrees that following its receipt of the respective Letter of Credit Request (by 11:00 A.M., New York time), it will issue on behalf of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default.

(c)           Notwithstanding anything to the contrary contained in this Agreement, no Letter of Credit shall be issued, the Stated Amount of which, (i) is greater than Twenty Five Million Dollars ($25,000,000), or (ii) when added to the Letter of Credit Outstandings would exceed Twenty Five Million Dollars ($25,000,000), or (iii) when added to the Letter of Credit Outstandings and the Facility Balance, would exceed the maximum principal amount available under the Facility.

(d)           Each Letter of Credit shall terminate within 12 months after the date of issuance but any such Letter of Credit shall be extendable upon the agreement of the Borrower and the Issuing Lender for successive periods of up to 12 months.  No Letter of Credit shall be issued, which would exceed the Payment Date.

2.11 Letter of Credit Request.  (a) At any time during the Letter of Credit Availability Period, whenever the Borrower wishes that a Letter of Credit be issued, the Borrower shall give the Issuing Lender written notice (a “Letter of Credit Request”) substantially in the form of Exhibit D prior to 11:00 A.M., New York time, at least three (3) Banking Days prior to the proposed date of issuance (which shall be a Banking Day), which Letter of Credit Request shall include any documents that the Letter of Credit Issuer may reasonably require in connection therewith.  The Letter of Credit Request shall be irrevocable.  The Issuing Lender shall promptly notify each Lender of each Letter of Credit Request and the Issuing Lender shall, on the date of each issuance of a Letter of Credit by it, give each Lender and the Borrower written notice of the issuance of such Letter of Credit.

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.10.  Unless the Issuing Lender has received notice from the Borrower, any other Security Party or the Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 3 has not been satisfied, or that the issuance of such Letter of Credit would violate Section 2.10, then the Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit on behalf of the Borrower in accordance with the Issuing Lender’s usual and customary practices.

2.12 Letter of Credit Participation.  (a) Immediately upon the issuance by the Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each Lender (each a “Letter of Credit Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, in proportion to such Lender’s Commitment, in such Letter of Credit, each substitute letter of credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Facility

Agent for the account of the Letter of Credit Participants as provided in Section 13.1(b)) and any security therefor or guaranty pertaining thereto.  Upon any change in a Lender’s Commitment pursuant to Section 11.1 or 11.2, it is hereby agreed that, with respect to all outstanding Letters of Credits and unpaid drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.12 to reflect the adjusted obligations in respect of the Letter of Credits of the assignor and assignee Lender, as the case may be.

(b)           In determining whether to pay under any Letter of Credit, the Issuing Lender shall not have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for the Issuing Lender any resulting liability to the Borrower, any other Security Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)           The obligations of the Letter of Credit Participants to make payments to the Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Transaction Documents;

(ii)           the existence of any claim, setoff, defense or other right which the Borrower, the Parent or any of the Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Facility Agent, any Letter of Credit Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower, the Parent or any of the Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

2.13 Letter of Credit Payments Deemed Advances.  The Borrower hereby agrees that any payment or disbursement made by the Issuing Lender under any Letter of Credit shall be deemed an Advance in Dollars and shall bear interest for each day from the date of such payment or disbursement at the Applicable Rate.  The Issuing Lender shall give prompt notice to the Borrower and the Lenders of each payment or disbursement and the amount thereof in Dollars under a Letter of Credit.  The Borrower’s obligation to repay any Advance deemed made under this Section 2.13 (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (other than the failure of the Issuing Lender to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit) or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Issuing Lender for any wrongful payment made by the Issuing Lender with respect to a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Lender.

3.                                       CONDITIONS

3.1   Conditions Precedent to the Availability of the Facility.  The obligation of the Lenders to make the Facility available to the Borrower to make the initial Advance or the issuance of any Letter of Credit on the Closing Date under this Agreement shall be expressly subject to the following conditions precedent:

(a)           Authority.  The Facility Agent shall have received the following documents in form and substance satisfactory to the Facility Agent and its legal advisers no later than the Drawdown Date of the initial Advance:

(i)            copies, certified as true and complete by an officer of each of the Security Parties, of the resolutions of its board of directors and, with respect to the Borrower and the Vessel-Owning Guarantors, and, if necessary, shareholders evidencing approval of the Transaction Documents to which each is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf;

(ii)           copies, certified as true and complete by an officer of each of the Security Parties, of all documents evidencing any other necessary action, approvals or consents with respect to the Transaction Documents to which each is a party and the transactions contemplated hereby and thereby;

(iii)          copies, certified as true and complete by an officer of each of the Security Parties, of the constitutional documents of each Security Party and all amendments thereto;

(iv)          certificate of the jurisdiction or formation, as the case may be, of each Security Party as to the good standing thereof; and

(v)           a certificate signed by an authorized officer of each of the Security Parties to the effect that (A) no Default or Event of Default shall have occurred and be continuing, (B) the representations and warranties of such Security Party contained in this Agreement are true and correct as of the Drawdown Date of the Initial Advance, except for such representations and warranties that relate to a specific earlier date and (C) sets out specimen signatures for the officers who are authorized to be signatories to this Agreement or any of the other Transaction Documents or any documents related thereto.

(b)           This Agreement.  Each of the Security Parties shall have duly executed and delivered this Agreement to the Facility Agent.

(c)           The Note.  The Borrower shall have duly executed and delivered the Note to the Facility Agent.

(d)           Fees.  The Creditors shall have received payment in full of all other fees and expenses due to each thereof pursuant to the terms hereof on the date when due including, without limitation, all fees and expenses due under the Fee Letters and Sections 13.1 and 13.2.

(e)           Environmental Claims.  The Lenders shall be satisfied that none of the Security Parties is subject to any Environmental Claim which could reasonably be expected to result in a Material Adverse Change.

(f)            Legal Opinions.  The Facility Agent shall have received opinions addressed to the Agents and the Lenders from James I. Edelson, Esq., general counsel to OSG and Seward & Kissel LLP, special counsel to the Facility Agent, in such form as the Facility Agent may agree, as well as such other legal opinions as the Lenders shall have reasonably required as to all or any matters under the laws of the State of Delaware, the United States of America and the State of New York covering the conditions and representations and warranties which are the subjects of Sections 3 and 8, respectively.

(g)           Officer’s Certificate.  The Facility Agent shall have received a certificate signed by the President or other duly authorized executive officer of the Borrower certifying that under Applicable Law existing on the date hereof, the Borrower shall not be compelled by law to withhold or deduct any Taxes from any amounts to become payable to the Facility Agent for the account of the Creditors hereunder.

(h)           Financial Information.  The Facility Agent shall have received the Parent’s most recent consolidated financial statements prior to the Drawdown Date as such have been filed on Form S-1 with the SEC.

(i)            Vessel Documents.  The Facility Agent shall have received evidence satisfactory to it and its counsel that each Vessel (other than Hull 8015 and Hull 8016):

(i)            is registered in the name of the relevant Vessel-Owning Guarantor as set forth in Schedule III under the United States flag, free of all liens and encumbrances of record other than the Mortgage and the other Permitted Liens, which Mortgage shall have been submitted to the National Vessel Documentation Center for recordation on or prior to the Closing Date;

(ii)           is insured in accordance with the provisions of its Mortgage and all requirements of its Mortgage in respect of such insurance have been fulfilled (including, but not limited to, letters of undertaking from the insurance brokers, including confirmation notices of assignment, notices of cancellation and loss payable clauses acceptable to the Facility Agent);

(iii)          is classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations; and

(iv)          the technical and/or operational management for each Vessel is being provided by OSG Ship Management.

(j)            Security Documents.  Each of the Vessel-Owning Guarantors shall have executed and delivered to the Security Trustee:

(i)            the Mortgage on the Vessel owned thereby, except for Hull 8015 and Hull 8016 which Mortgages shall be executed and delivered upon delivery of the respective Vessel to the relevant Vessel-Owning Guarantor, which shall have been recorded in accordance with the laws of the United States of America so as to constitute a first preferred mortgage lien under United States law;

(ii)           the Insurances Assignment in respect of the Vessel owned thereby, except for Hull 8015 and Hull 8016 which Insurances Assignment shall be executed and delivered upon delivery of the respective Vessel to the relevant Vessel-Owning Guarantor;

(iii)          the Earnings Assignment in respect of the Vessel owned thereby, except for Hull 8015 and Hull 8016 which Earnings Assignment shall be executed and delivered upon delivery of the respective Vessel to the relevant Vessel-Owning Guarantor;

(iv)          the Assignment of Shipbuilding Contracts in respect of the Hull 8015 and Hull 8016 Shipbuilding Contracts;

(v)           the Assignment Notices with respect to the Vessel owned thereby; and

(vi)          such Uniform Commercial Code Financing Statements (Forms UCC-1) as the Security Trustee shall require.

(k)           IAPPC, ISM and ISPS Code.  The Facility Agent shall have received a copy of the DOC, SMC, ISSC and IAPPC for each Vessel.

(l)            Know Your Customer Information.  The Lenders shall have received such documentation and other evidence requested by any Lender in order for such Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks it is required to carry out in connection with the transactions contemplated by this Agreement, the Note and the Security Documents.

(m)          Vessel Appraisals.  The Facility Agent shall have received valuations of the Fair Market Value of each Vessel.

(n)           Loan to Value Ratio.  As of the Closing Date, the ratio of the Facility to the value of the Vessels, based on the fleet valuations delivered pursuant to Section 3.1(m), shall be no more than .65 to 1.00.

3.2   Further Conditions Precedent.  On each Drawdown Date, the obligation of the Lenders to make any Advance available to the Borrower or issue any Letter of Credit on behalf of the Borrower shall be expressly conditional upon:

(a)           Drawdown Notice; Letter of Credit Request.  The Facility Agent having received a Drawdown Notice in accordance with the terms of Section 2.5 or a Letter of Credit Request in accordance with the terms of Section 2.11, as applicable.

(b)           Representations and Warranties.  The representations stated in Section 8 being true and correct as if made on that date except for such representations and warranties that relate to a specific earlier date.

(c)           No Default.  No Default or Event of Default having occurred and be continuing or resulting from the making of an Advance.

(d)           No Material Adverse Change.  There being no Material Adverse Change since October 29, 2007.

(e)           NYSE Listing; IPO Proceeds.  The Parent being listed on the New York Stock Exchange and having received gross proceeds from its IPO in an amount equal to or greater than $100,000,000.

3.3   Breakfunding Costs.  In the event that, on the date specified for the making of the Advance in the Drawdown Notice, the Lenders shall not be obliged under this Agreement to make such Advance available under this Agreement, the Borrower shall indemnify and hold the Lenders fully harmless against any losses which the Lenders (or any thereof) may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of such Drawdown Notice and the certificate of the relevant Lender or Lenders shall, absent manifest error, be conclusive and binding on the Borrower as to the extent of any such losses.

3.4   Satisfaction after Drawdown.  Without prejudice to any of the other terms and conditions of this Agreement, in the event all of the Lenders elect, in their sole discretion, to make an Advance prior to the satisfaction of all or any of the conditions referred to in Sections 3.1 and 3.2, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within seven (7) days after the Drawdown Date (or such longer period as the Majority Lenders, in their sole discretion, may agree).

4.                                       REPAYMENT AND PREPAYMENT

4.1   Mandatory Repayment.  (a)  All amounts outstanding on the Payment Date shall be repaid in full on the Payment Date.

(b)           If less than all of the Lenders agree to extend their Commitment and the Commitments of the Non-Extending Lenders are not assumed by another Lender or assignee, any amounts outstanding in excess of the Revised Facility Amount shall be repaid on the Initial Payment Date.

(c)           The Facility Amount or Revised Facility Amount, as applicable, will be reduced (including, if necessary, by the repayment of outstanding Advances) upon any of the Vessels (other than the Vessels to be replaced by Hull 8015 and Hull 8016, which are currently anticipated to be SEAFARER and FREEDOM but in any event which shall be acceptable to the Lenders in their sole discretion) being sold, lost or declared an actual or constructive total loss in an amount equal to the then total Facility Amount or Revised Facility Amount, multiplied by a fraction, the numerator of which is the most recent Fair Market Value of such Vessel in the most recent appraisal delivered to the Facility Agent and the denominator of which is the aggregate of the Fair Market Value in the most recent appraisal delivered to the Facility Agent of all Vessels.  In the event of any such sale or total loss and in lieu of prepaying the Facility or a part thereof, the Borrower may substitute a Vessel with a vessel acceptable to the Lenders in their sole discretion pursuant to Section 9.3.

(d)           If at any time the aggregate amount outstanding under the Facility exceeds the Facility Amount or Revised Facility Amount, as applicable, an immediate repayment will be required equal to such excess.

4.2   Voluntary Prepayment.       The Borrower may, at its option, upon three (3) Banking Days written notice, prepay any outstanding Advance or any portion of the Facility Balance, without penalty, provided that if such prepayment is made on a day other than the last day of the Interest Period of such Advance the Borrower shall compensate the Lenders and Participants or any thereof for any loss, cost or expense incurred by them as a result of a prepayment made on any day other than the last day of an Interest Period.  Each prepayment shall be in a minimum amount of Five Million Dollars ($5,000,000) plus any One Million Dollar ($1,000,000) multiple thereof or the full amount of the then outstanding Advances.  Subject to the limits and upon the conditions herein provided (including the reductions of the Commitments provided in Section 4.3), the Borrower may from time to time prepay the Advances and thereafter re-borrow such Advances or a portion thereof.

4.3   Optional Permanent Reduction of Facility.  The Borrower shall have the right, at any time and from time to time, to, without penalty, permanently reduce the Facility, provided that the Facility Agent receives five (5) business days prior written notice of such reduction and the Lenders are reimbursed for any breakage costs as provided in Section 12.6 with respect to any Advances, or portions thereof, that are prepaid on any day other than the last day of the applicable Interest Period(s) in the event that such prepayment is necessary to reduce the Facility Balance so that the aggregate amount of the Advances outstanding do not exceed the amount available under the Facility after giving effect to any such permanent reduction in the Facility.  Each such permanent reduction shall be in an integral multiple of One Million Dollars ($1,000,000) with a minimum amount of Five Million Dollars ($5,000,000).  Amounts permanently reduced cannot be reinstated and are not available for re-borrowing.

4.4   Borrower’s Obligations Absolute.  The Borrower’s obligations to pay each Creditor hereunder and under the Note shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers or any of them may have or have had against the Creditors.

5.                                       INTEREST AND RATE

5.1   Payment of Interest; Interest Rate.  (a) The Borrower hereby agrees to pay to the Lenders as primary obligor interest on the unpaid principal amount of each Advance for the period commencing on the Drawdown Date of such Advance or if such Advance is a deemed Advance pursuant to Section 2.13 the date of the relevant drawing under the Letter of Credit until but not including the stated maturity thereof (whether by acceleration or otherwise) or the date of prepayment thereof at the Applicable Rate which shall be the rate per annum which is equal to the aggregate of (i) the LIBOR Rate for the relevant Interest Period plus (ii) the Margin plus (iii) Mandatory Costs.  The Applicable Rate with respect to the Advance shall be determined by the Facility Agent at or about 11:00 A.M. New York time two (2) Banking Days prior to the first day of the relevant Interest Period.  The Facility Agent shall promptly notify the Borrower and the Lenders in writing of the Applicable Rate and the duration of each Interest Period as and when determined.  Each such determination, absent demonstrative error, shall be conclusive and binding upon the Borrower.

(b)           Notwithstanding the foregoing, the Borrower hereby agrees that after the occurrence and during the continuance of an Event of Default, the Facility Balance shall bear interest at a rate per annum equal to the Default Rate.  In addition, the Borrower hereby promise to pay interest on the Facility Balance or any installment thereof and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest, and on any other amount payable by the Borrower hereunder which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until but not including the date the same is paid in full at the Default Rate.

(c)           Except as provided in the next sentence, accrued interest shall be payable on the last day of each Interest Period, provided, however, that if the Borrower shall select an Interest Period which is longer than three months, interest shall be payable quarterly in arrears.  Interest payable at the Default Rate shall be payable from time to time on demand of the Facility Agent.  No Interest Period shall extend beyond the Payment Date.

5.2   Calculation of Interest.  All interest shall accrue from day-to-day and be calculated on the actual number of days elapsed and on the basis of a three hundred sixty (360) day year.

5.3   Maximum Interest.  Anything in this Agreement or the Note to the contrary notwithstanding, the interest rate on any Advance shall in no event be in excess of the maximum rate permitted by Applicable Law.

5.4   Interest Elections. (a) On the last day of each Interest Period, with respect to any Advance, the Borrower may elect to continue such Advance for one or more new Interest Periods as provided in this Section 5.

(b)           To make an election pursuant to this Section 5, the Borrower shall notify the Facility Agent of such election in writing by hand delivery or facsimile no later than 11:00 A.M. New York time at least three (3) Banking Days prior to the expiration of the then current Interest Period relating to such Advance (each an “Interest Election Request”). Each Interest Election Request shall be irrevocable and in a form approved by the Facility Agent and signed by the Borrower.

(c)           Each written Interest Election Request shall specify the following information:

(i)            the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance;

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Banking Day; and

(iii)          the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of Interest Period. If the Borrower does not request an Interest Period, it shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Facility Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Advance.

(e)           If the Borrower fails to deliver a timely Interest Election Request on or prior to the date that is three (3) Banking Days prior to the end of the Interest Period applicable thereto, then, such Advance shall be repaid on the last day of such Interest Period as provided herein.

6.                                       PAYMENTS

6.1   Place of Payments; No Set Off.  All payments to be made hereunder by the Borrower shall be made in Dollars on the due dates of such payments to the account of the Facility Agent at JPMorgan Chase Bank, New York, BIC Code CHASUS33 (ABA No. 021 000 021), for the Account of ING Bank, London Branch, BIC Code INGBGB2L,

Account No. 001 1 938 123 (Ref: OSG attn Loans Agency) for distribution to the Lenders or to such other account of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of and without deduction for, any Taxes; provided, however, that if the Borrower shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Facility Agent for the account of the Lenders or the other Creditors hereunder, then, the Borrower shall pay such additional amounts as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrower shall promptly send to the Facility Agent any documentary evidence they have with respect to such withholding or deduction.  No Lender shall change its lending office if such change would result in the Borrower being compelled by law to withhold or deduct any Taxes from any amounts payable to the Facility Agent for the account of the Lenders or the other Creditors hereunder.

6.2   Federal Income Tax Credits.  (a) If any Lender obtains the benefit of a credit against its liability for federal income taxes imposed by the United States of America, or any income taxes imposed by another jurisdiction, for all or part of the Taxes as to which the Borrower has paid additional amounts as aforesaid then such Lender shall reimburse the Borrower for the amount of the credit so obtained; (b) each of the Lenders that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) shall, on or prior to the making of the Initial Advance (and in the case of an assignee, on or prior to the effective date of the relevant assignment) and from time to time thereafter when required by applicable provisions of the Code, provide the Borrower with two duly completed copies of Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States of America is a party that exempts withholding tax on payments under this Agreement or the other Transaction Documents or certifying that the income receivable by it pursuant to this Agreement or the other Transaction Documents is effectively connected with the conduct of a trade or business in the United States of America; (c) for any period with respect to which a Lender that is not a United States Person has failed to provide the Borrower with the appropriate forms described in clause (b) above (other than if such failure is due to a change in law occurring after the date on which such person was originally required to provide such forms, or if such forms are otherwise not required under clause (b) above), such Lender shall not be entitled to payment of additional amounts under Section 6.1 with respect to Taxes imposed by the United States of America; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower at such Lender’s expense shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

7.                                       GUARANTEE

7.1   The Guarantee.  The Guarantors hereby jointly and severally guarantee to each of the Creditors and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Advances made by the Lenders to the Borrower, the Letters of Credit issued by the

Issuing Lender on behalf of the Borrower and all other amounts from time to time owing to the Creditors by the Borrower under this Agreement, under the Note, under any of the Security Documents and under any Interest Rate Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, on first demand, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

7.2   Obligations Unconditional.  The obligations of the Guarantors under Section 7.1 are joint and several, absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligation of the Borrower under this Agreement, the Note or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of, or security for, any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 7.2 that the obligations of the Guarantors hereunder shall be joint and several, absolute, unconditional and irrevocable, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, unconditional and irrevocable as described above:

(a)           at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of this Agreement, the Note or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the Note or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefore shall be released or exchanged, in whole or in part, or otherwise dealt with; or

(d)           any lien or security interest granted to, or in favor of, the Facility Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and any notice not provided for herein, and any requirement that the Facility Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the

Note or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

7.3   Reinstatement.  The obligations of the Guarantors under this Section 7 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether or not as a result of any proceedings, and the Guarantors jointly and severally agree that they will indemnify each Creditor on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by such Creditor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

7.4   Subrogation.  Each Guarantor hereby irrevocably waives, but only until all amounts payable hereunder by the Guarantors to the Creditors (or any of the them) have been paid in full, any and all rights to which any of them may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against the Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Borrower in respect thereof.

7.5   Subordination.  The Guarantors jointly and severally agree that, so long as the Borrower remains under any actual or contingent liability under this Agreement, the Note, the Security Documents and any Interest Rate Agreement, any rights which any Guarantor may have at any time by reason of the performance by such Guarantor of the Guaranteed Obligations to take the benefit (in whole or in part) of any security taken pursuant to this Agreement, any of the Security Documents or any Interest Rate Agreement shall be subject and subordinate to the rights of the Creditors hereunder and shall be exercised by such Guarantor in such manner and upon such terms as the Creditors may require and further agree to hold any monies at any time received by such Guarantor as a result of the exercise of any such rights or otherwise for and on behalf of the Creditors for application in or towards payment of any sums at any time owed by the Borrower under this Agreement, the Security Documents or any Interest Rate Agreement.

7.6   Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Note may be declared to be forthwith due and payable as provided in Section 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 7.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.1.

7.7   Instrument for the Payment of Money.  Each of the Guarantors hereby acknowledges that the guarantee in this Section 7 constitutes an instrument for the payment of money, and consents and agrees that any Creditor, at such Creditor’s sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

7.8   Continuing Guarantee.  The guarantee in this Section 7 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

8.                                       REPRESENTATIONS AND WARRANTIES

In order to induce the Creditors to enter into this Agreement and to make the Facility available, each of the Security Parties hereby represents and warrants, to the Creditors (which representations and warranties shall survive the execution and delivery of this Agreement and the other Transaction Documents and each drawdown of the Facility) that:

(a)           Due Organization and Power.  Each of the Security Parties is a limited partnership or limited liability company duly formed and is validly existing in good standing under the laws of its jurisdiction of formation or, if redomiciled, under the laws of such new domicile and is duly qualified to do business as a foreign Person in each jurisdiction wherein the nature of the business transacted thereby makes such qualification necessary, except where failure to so qualify would not result in a Material Adverse Change, has full power and authority and, to the best of its knowledge after due investigation, all material governmental licenses, authorizations, consents and approvals required to carry on its business as now being conducted and to own its properties and has full power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party, and has complied with all statutory, regulatory and other requirements relative to such business, property and instruments to which it is a party, or to which its property is subject, failures that, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Change;

(b)           Authorization and Consents.  All necessary limited partnership or limited liability company action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Security Party to enter into and perform its obligations under this Agreement, the Note, the Security Documents and any Interest Rate Agreement and, in the case of the Borrower, to borrow, service and repay the Facility and, as of the date of this Agreement, no further consents or authorities are necessary for the service and repayment of the Facility or any part thereof;

(c)           Binding Obligations.  This Agreement, the Note, the Security Documents and, if applicable, the Interest Rate Agreements(s) constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each Security Party as is a party thereto enforceable against such Security Party in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights;

(d)           No Violation.  The execution and delivery of, and the performance of the provisions of, this Agreement, the Note and those of the Security Documents and any Interest Rate Agreement to which it is to be a party by each Security Party do not contravene any

Applicable Law or regulation existing at the date hereof or any contractual restriction binding on such Security Party or the certificate of limited partnership, certificate of formation or limited partnership agreement (or equivalent instruments) thereof;

(e)           Filings; Stamp Taxes.  Other than the recording of the Mortgages in the National Vessel Documentation Center and the filing of Uniform Commercial Code Financing Statements in the State of Delaware in respect of the Assignments, and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement, the Notes or the Security Documents that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement, the Note or any of the Security Documents;

(f)            Approvals; Consents.  All consents, licenses, approvals and authorizations required, whether by statute or otherwise, in connection with the entry into and performance by the Security Parties, and the validity and enforceability against the Security Parties, of this Agreement, the Note, the Security Documents and, if applicable, the Interest Rate Agreement(s) have been obtained and are in full force and effect;

(g)           Litigation.  No action, suit or proceeding is pending or threatened against any Security Party or any subsidiary thereof before any court, board of arbitration or administrative agency which would be reasonably likely to result in any Material Adverse Change;

(h)           No Default.  No Security Party or any subsidiary thereof is in default under any material agreement by which it is bound which default might lead to a Material Adverse Change, or is in default of any Material Financial Obligation;

(i)            ERISA.  The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan maintained or contributed to by any member of the ERISA Group or any ERISA Affiliate resulting from the failure of any thereof to comply with ERISA which is reasonably likely to result in any member of the ERISA Group or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate could result in a Material Adverse Change. No member of the ERISA Group nor any ERISA Affiliate, individually or collectively, has incurred, or reasonably expects to incur, Withdrawal Liabilities or liabilities upon the happening of a Termination Event.  With respect to any Multiemployer Plan, Multiple Employer Plan or Plan, no member of the ERISA Group nor any ERISA Affiliate is aware of or has been notified that any “variance” from the “minimum funding standard” has been requested (each such term as defined in Part 3, Subtitle B, of Title 1 of ERISA).  No member of the ERISA Group nor any ERISA Affiliate has received any notice that any Multiemployer Plan is in reorganization, within the meaning of Title IV of ERISA, which reorganization could result in a Material Adverse Change;

(j)            Vessels.  Upon the Initial Advance and, after the delivery of Hull 8015 or Hull 8016, as applicable, upon each Advance thereafter, each Vessel:

(i)            will be in the sole and absolute ownership of the relevant Vessel-Owning Guarantor and duly registered in such Vessel-Owning Guarantor’s name under United States flag unencumbered, save and except for the Mortgage with respect thereto and as permitted thereby;

(ii)           will be classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations;

(iii)          will be operationally seaworthy and in every way fit for its existing and intended service;

(iv)          will be insured in accordance with the provisions of the Mortgage thereon and the requirements thereof in respect of such insurances will have been complied with; and

(v)           will comply with all relevant laws, regulations and requirements (including environmental laws, regulations and requirements), statutory or otherwise, as are applicable to (A) vessels documented under United States flag and (B) vessels engaged in a trade similar to that performed or to be performed by the Vessel, except where the failure to so comply would not have a Material Adverse Change on the operation of such Vessel in its existing or intended trade or the financial condition of any Security Party.

(k)           Financial Statements.  On or prior to the date hereof, all financial statements, information and other data furnished by each Security Party to the Facility Agent are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, and, since the date of the Borrower’s financial statements most recently delivered to the Facility Agent, there has been no Material Adverse Change as to any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations, except as disclosed in such statements, information and data;

(l)            Tax Returns and Payments.  The Borrower and the Subsidiaries have filed all tax returns required to be filed by them and have paid all taxes payable by them which have become due, other than those not yet delinquent and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves as determined in accordance with GAAP shall have been set aside on its books;

(m)          Chief Executive Office.  The chief executive office and chief place of business of the Borrower and each of the Guarantors and the office in which the records relating to the earnings and other receivables for the Vessels are kept is, and will continue to be, located at c/o OSG America L.P., Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602;

(n)           Insurance.  Each of the Security Parties and the Subsidiaries has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses.

(o)           Foreign Trade Control Regulations.  None of the transactions contemplated herein will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Iranian Transaction Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

(p)           Investment Company Act.  Neither the Parent nor any of the Subsidiaries is an “investment company” or an “affiliated person” of, or a “promoter” or “principal underwriter” for or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended; neither the making of an Advance nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such act or any rule, regulation or order of the Securities and Exchange Commission thereunder;

(q)           Equity Ownership.  The Borrower is a wholly-owned subsidiary of the Parent and each of the Vessel-Owning Guarantors is a wholly-owned subsidiary of the Borrower.  Other than as previously disclosed to the Facility Agent, including the information disclosed in the immediately preceding sentence, on each Drawdown Date, the Borrower does not, and will not on any Drawdown Date, own any shares of capital stock, limited liability company interest, partnership interest or any other direct or indirect equity interest in any corporation, limited liability company, partnership or other entity;

(r)            Environmental Matters and Claims.  (A) Each of the Security Parties and each Subsidiary, when required, will be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution, pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”) (except as to all of the above, where the failure to do so would not be reasonably likely to result in a Material Adverse Change); (B) each of the Security Parties and each Subsidiary will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required, be in compliance with all Environmental Approvals required to operate their respective businesses as then being conducted (except where the failure to comply with, obtain or renew such permits, licenses, rulings, variances, exemptions, clearances, consents or other authorizations would not be reasonably likely to result in a Material Adverse Change); (C) none of the Security Parties nor any Subsidiary has received any notice of any claim, action, cause of action, investigation or demand by any Person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability which would be reasonably likely to result in a Material Adverse Change or a requirement to incur investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties which would be reasonably likely to result in a Material Adverse Change, in each case arising out of, based on or resulting from (1) the presence, or release, or threat of release, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs (including permitted deductibles), if any, payable by any of the Security Parties or any of the Subsidiaries in respect thereof have been paid in full or which are fully covered by insurance); (D) to the best of the Borrowers’ knowledge, after due investigation, there are no circumstances that would be reasonably likely to prevent or interfere with such full compliance in the future; and (E) there is no Environmental Claim pending or, to the best of the Borrower’s knowledge, threatened against the Parent or any Subsidiary and to the best of the Borrower’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against such persons the adverse disposition of which could reasonably be expected to result in a Material Adverse Change;

(s)           Compliance with ISM Code, the ISPS Code, the MTSA and Annex VI.  Each of the Vessels and OSG Ship Management complies with the requirements of the ISM Code, the ISPS Code, the MTSA and Annex VI, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;

(t)            Threatened Withdrawal of DOC, SMC, ISSC or IAPPC.  There is no threatened or actual withdrawal of OSG Ship Management’s DOC or SMC or of the ISSC or IAPPC in respect of the Vessels or other certification of documentation related to the ISM Code, Annex VI or otherwise required for the operation of the Vessels;

(u)           Liens.  There are no liens of any kind on any property owned by the Borrower or Guarantors other than those liens created pursuant to this Agreement or the Security Documents or other than Permitted Liens;

(v)           Indebtedness.  The Borrower does not have any Indebtedness except to the Lenders or as listed in Schedule VI hereto;

(w)          No Material Adverse Change.  Since October 29, 2007 with respect to any of the Security Parties, there has been no Material Adverse Change;

(x)            No Proceedings to Dissolve. There are no proceedings or actions pending or contemplated by the Borrower or, to the best of the Borrower’s knowledge, contemplated by any third party, to dissolve or terminate the Borrower;

(y)           Compliance with Laws. The Borrower is in compliance with all Applicable Laws, except where any failure to comply with any such Applicable Laws would not, alone or in the aggregate, result in a Material Adverse Change; and

(z)            Survival. All representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Facility or any portion thereof and the issuance of the Note.

9.                                       COVENANTS

9.1         Affirmative Covenants. Each of the Security Parties jointly and severally hereby covenants and undertakes with each of the Lenders that, from the date hereof and so long as the Commitments are in effect or any principal, interest or other moneys are owing in respect of the Facility or otherwise owing under this Agreement, the Note or any Security Document:

(A)          Each of the Security Parties will:

(a)           Performance of Agreements. Duly perform and observe the terms of this Agreement and the other Transaction Documents to which it is a party;

(b)           Notice of Default. Inform the Facility Agent (which shall promptly, and in any event within three (3) Banking Days, notify the Lenders) of the occurrence of (i) any Default or Event of Default, (ii) any litigation or governmental proceeding pending or threatened against any Security Party which in any manner draws into question the validity or enforceability of this Agreement, the Note or any Security Document or which could reasonably be expected to result in a Material Adverse Change and (iii) any other event or condition of which it becomes aware which is reasonably likely to result in a Material Adverse Change, in each case, promptly, and in any event within three (3) Banking Days after becoming aware of the occurrence thereof;

(c)           Consents. Without prejudice to Section 8 and this Section 9.1, obtain every consent applicable to it and do all other acts and things which may from time to time be necessary for the continued due performance of all its obligations under this Agreement and under any other Transaction Document;

(d)           Preservation of Existence, Etc. Except as otherwise permitted hereto, preserve and maintain, and shall cause each of the Subsidiaries to preserve and maintain, its existence, rights (charter and statutory) and franchises; provided that, neither the Parent nor any Subsidiary shall be required to preserve any right or franchise, and no Subsidiary (other than the Vessel-Owning Guarantors and the Borrower) shall be required to maintain its existence if the Board of Directors of the Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, the Parent and the Subsidiaries on a consolidated basis or the Lenders, and provided further that any of the

Vessel-Owning Guarantors may be dissolved provided that all of the assets of such Vessel-Owning Guarantor, shall be distributed to the Parent;

(e)           Books and Records. Keep proper books and record in accordance with GAAP of all transactions relating to the business activities of the Security Parties made until all obligations under this Agreement have been satisfied in full;

(f)            Inspection. Allow any representative or representatives designated by any Lender, at the risk and expense of such Lender and during normal business hours, subject to applicable laws and regulations, upon reasonable prior notice to visit and inspect any properties of the Security Parties or the Subsidiaries, and, on request, to examine the Security Parties’ or the Subsidiaries’ books of account, records, reports and other papers (and to make copies thereof and to take extracts therefrom) and to discuss their affairs, finances and accounts with the Security Parties’ and the Subsidiaries’ officers and executive employees all at such reasonable times and as often as such Lender reasonably requests but in no event more than twice for all the Lenders during any calendar year except during the continuance of an Event of Default in which event there shall be no limit;

(g)           Payment of Obligations. Pay and discharge, or cause to be paid and discharged, or will cause each Subsidiary to pay and discharge, at or before maturity, all their respective obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges or levies imposed upon them, the Subsidiaries or their respective income or property prior to the date upon which penalties attach thereto which, if not paid, could reasonably be expected to result, either singularly or in the aggregate, in a Material Adverse Change; provided, however, that the Security Parties shall not be required to pay and discharge, or cause to be paid and discharged, any such obligation, liability, tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings and they or the relevant Subsidiary or Subsidiaries shall maintain in accordance with GAAP appropriate reserves with respect thereto.

(h)           Compliance with Agreements, Statutes, etc. Do or cause to be done all things necessary to comply with all material contracts or agreements to which any of the Security Parties is a party, and all laws and the rules and regulations thereunder, applicable to the Security Parties or any of the Subsidiaries or their conduct of their business including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters except where the failure to do so would not be reasonably likely to result in a Material Adverse Change;

(i)            Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Facility Agent (which shall promptly furnish a copy thereof to each Lender) a certificate of an executive officer of Borrower, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates (as hereinafter defined): (i) its receipt or the receipt by any of the Subsidiaries or any of their Environmental Affiliates of any communication whatsoever that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to result in a Material Adverse Change, (ii) knowledge by it, any of the Subsidiaries or any of their Environmental Affiliates that there exists any Environmental Claim pending or threatened against any such Person, which could reasonably be expected to result in a Material Adverse Change, or (iii) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, any of the Subsidiaries or any of their Environmental Affiliates if such Environmental Claim could reasonably be expected to result in a Material Adverse Change. Upon the written request by the Facility Agent, the Borrowers will submit to the Lenders at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection. For the purposes of this subsection, “Environmental Affiliate” with respect to a Security Party shall mean any Person or entity the liability of which for Environmental Claims such Security Party may have assumed by contract or operation of law;

(j)            Maintenance of Assets. Except as provided herein, maintain and keep, and procure that each of the Subsidiaries shall maintain and keep, all properties used or useful in the conduct of their respective business in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and will make, or cause to be made, all necessary repairs, renewals and replacements thereof so that the business carried on in connection therewith and every material portion thereof may be properly conducted at all times except where the failure to do so would not be reasonably likely to result in a Material Adverse Change;

(k)           Book Value. At all times use valuation procedures to determine Book Value which are consistent with GAAP consistently applied;

(l)            Pari Passu. Ensure that their respective obligations under this Agreement, the Notes, and the Security Documents shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by any applicable laws to companies generally and not by contract;

(m)          Brokerage Commissions, etc. Indemnify and hold each of the Creditors harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party resulting from the transactions contemplated hereby; provided, however that the Borrower has been informed by the relevant Creditor of any such agreement with any broker or third party prior to the date of this Agreement; and

(n)           IPO Proceeds. Permanently reduce the Facility and the total Commitments to (i) $150,000,000 if the gross proceeds received from the IPO are less than $125,000,000 but at least $100,000,000 or (ii) nil if the gross proceeds received from the IPO are less than $100,000,000.

(B)           The Parent will:

(a)           Minimum Consolidated Tangible Net Worth. Maintain a Consolidated Tangible Net Worth on the last day of each fiscal quarter at an amount not less than $200,000,000;

(b)           Maximum Leverage. Maintain a ratio of Net Debt to Total Capitalization on the last day of each fiscal quarter of less than 1.0 to 2.0 (in respect of the Parent and the Subsidiaries on a consolidated basis);

(c)           Net Debt to EBITDA. Maintain a ratio of Net Debt to EBITDA for the four fiscal quarters most recently ended for which financial information is available of less than 4.0 to 1.0 (in respect of the Parent and the Subsidiaries on a consolidated basis);

(d)           EBITDA to Net Interest Expense. Maintain a ratio of EBITDA to Net Interest Expense on the last day of each fiscal quarter of more than 4.5 to 1.0, measured not less than quarterly, in each instance based on the four most recent fiscal quarters for which financial information is available (in respect of the Parent and the Subsidiaries on a consolidated basis);

(e)           Exchange Listing. Remain listed on the New York Stock Exchange;

(f)            Ownership of the Borrower and each of the Vessel-Owning Guarantors. Own the Borrower and the Vessel-Owning Guarantors directly or indirectly;

(g)           Agent for Service of Process. Cause each of the Borrower and the Vessel-Owning Guarantors to maintain at all times OSG Ship Management, or another agent acceptable to the Majority Lenders, as its agent for service of process in the State of New York and shall cause any other such agent to execute and deliver to the Parent and the Facility Agent a letter in form and substance reasonably satisfactory to the Facility Agent, accepting such agency, prior to or concurrently with such other agent’s acceptance of its appointment as agent for service of process for the Borrower or such Vessel-Owning Guarantor, as the case may be; and

(h)           Financial Statements. Deliver to the Facility Agent with sufficient copies for the Lenders to be distributed to the Lenders by the Facility Agent promptly upon receipt thereof:

(i)            as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and the Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, complying in all material respects with all applicable rules and regulations promulgated by the Securities and Exchange Commission, in each case accompanied by an unqualified opinion of Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(ii)           as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, an unaudited consolidated balance sheet of the Parent and the Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and retained earnings and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding fiscal quarter and the corresponding portion of the Parent’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and compliance in all material respects with all applicable rules and regulations of the Securities and Exchange Commission with respect to interim financial statements and consistency by the chief financial officer or the chief accounting officer of the Parent;

(iii)          simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a Compliance Certificate of the Parent (A) setting forth in reasonable detail the calculations required to establish whether the covenants set forth in Sections 9.1(B) (a), (b), (c) and (d) are complied with as of the last day of the fiscal period covered by such financial statements, and (B) stating whether any Default or Event of Default exists on the date of such Certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Security Parties are taking or propose to take with respect thereto;

(iv)          promptly upon the mailing thereof to the limited partners of the Parent, electronic copies of all financial statements, reports and proxy statements and other communications provided to the Parent’s limited partners; and

(v)           from time to time such additional financial information of the Parent and the Subsidiaries as the Facility Agent, at the request of any Lender, may reasonably request.

(C)           The Borrower and each of the Vessel-Owning Guarantors will:

(a)           ISM Code, ISPS Code, MTSA and Annex VI Matters.

(i)            Procure that OSG Ship Management will comply with and ensure that their respective Vessel will comply with the requirements of the ISM Code, the ISPS Code, MTSA and Annex VI in accordance with the respective implementation schedules thereof, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Facility Period;

(ii)           and will procure that OSG Ship Management will promptly inform the Facility Agent if there is any threatened or actual withdrawal of its DOC, SMC, ISSC or IAPPC in respect of the applicable Vessel;

(iii)          and will procure that OSG Ship Management will promptly inform the Facility Agent upon the issue to the Borrower, the relevant Vessel-Owning Guarantor or OSG Ship Management and to any Vessel of an SMC, ISSC or IAPPC;

(b)           Insurance Matters.

(i)            Maintain, with financially sound and reputable insurance companies, any and all insurances required pursuant to the terms and conditions of the Mortgage, including (a) hull and machinery insurance, (b) war risks insurance, and (c) protection and indemnity insurance (including the maximum coverage for oil pollution liability risks). In the cases of the insurances referred to in sub-sections (i) (a) through (c) above, each Security Party shall maintain or cause the respective Vessel-Owning Guarantor to maintain such insurances in such amounts as shall be at least equivalent to One Hundred Ten percent (110%) of the outstanding amount of the Facility multiplied by a fraction, the numerator of which is the Fair Market Value of the Vessel and the denominator of which is the aggregate of the Fair Market Value of all the Vessels then mortgaged to the Security Trustee in connection with this Agreement, and all such insurance shall be payable in lawful money of the United States of America and upon such terms (including provisions as to named insureds and loss payees and prior notice of cancellation) and with such deductibles as shall from time to time be approved by the Security Trustee;

(ii)           Mortgagee’s Interest Insurance including Additional Perils-Pollution Insurance, provided, however, that the Mortgagee’s Interest Insurance may, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, be arranged by the Facility Agent at the expense of the Borrower; and

(iii)          such other insurance on all their respective properties and against all such risks in at least such amounts as are usually insured against by companies of established repute engaged in the same or similar business from time to time;

(c)           Earnings. Do all acts, take all steps and obtain any and all consents which may from time to time be necessary or advisable for the payment of any and all Earnings (as such terms is defined in the Earnings Assignment) with respect to each of the Vessels into the Earnings Accounts;

(d)           Vessel Management. Cause the Vessels to be managed technically and commercially by OSG Ship Management (or an entity that is successor to substantially all of OSG Ship Management’s U.S. Flag ship management business and is wholly owned by either OSG or the Parent);

(e)           Vessel Appraisals. Cause the Fair Market Value of the Vessels to be determined annually by any two (2) brokers listed on Schedule IV and selected by the Borrower, such appraisals to be addressed and delivered to the Facility Agent along with the annual financial statements to be delivered pursuant to Section 9.1.(B)(h);.and

(f)            Assignment of Earnings, Assignment of Insurances and Mortgage. On the date of delivery of Hull 8015 or Hull 8016, respectively, the respective Vessel-Owning Guarantor will duly authorize, execute and deliver to the Security Trustee, (a) the Mortgage on the Vessel owned thereby, which shall have been recorded in accordance with the laws of the United States of America so as to constitute a first preferred mortgage lien under United States law, (b) the Insurances Assignment in respect of the Vessel owned thereby, and (c) the Earnings

Assignment in respect of the Vessel owned thereby a Mortgage, in respect of the Vessel owned thereby, together with:

(i)            proper Uniform Commercial Code Financing Statements;

(ii)           certified copies of Requests for Information or Copies, or equivalent reports, and

(iii)          evidence that all other actions necessary or, in the reasonable opinion of the Security Agent, desirable to perfect and protect the security interests purported to be created by the Assignment of Earnings, the Assignment of Insurances and the Mortgage have been taken.

9.2         Negative Covenants. Each of the Security Parties hereby jointly and severally covenants and undertakes with each of the Lenders that, from the date hereof and so long as the Commitments are in effect or any principal, interest or other moneys are owing in respect of the Facility or otherwise owing under this Agreement, the Note or any other Transaction Document:

(A)          The Security Parties will not, without the prior written consent of the Majority Lenders:

(a)           Liens. Create, assume or permit to exist, any Liens whatsoever upon any Vessel or other collateral provided as security under this Agreement or the other Transaction Documents except for:

(i)            liens for taxes not yet payable for which adequate reserves have been maintained;

(ii)           Security Documents and other liens in favor of the Security Trustee;

(iii)          liens, charges and encumbrances against their respective Vessel permitted to exist under the terms of the Mortgages; and

(iv)          other liens, charges and encumbrances incidental to the conduct of the business of each such party, the ownership of any such party’s property and assets and which do not in the aggregate materially detract from the value of each such party’s property or assets or materially impair the use thereof in the operation of its business;

(v)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(vi)          judgment liens in respect of judgments that do not constitute an Event of Default under Section 10.1(i) hereto;

(vii)         easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of such Security Party;

(viii)        leases, subleases, licenses and sublicenses granted to others in the ordinary course of business;

(ix)           Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule VI hereto, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Closing Date, less any repayments of principal thereof; and

(x)            Any time charter entered into with respect to a Vessel;

(b)           Change of Flag, Class, Management or Ownership. Change the flag of any of the Vessels, change the class or Classification Society of any of the Vessels other than to another Classification Society, change the technical management of any Vessel or the immediate or ultimate ownership of any Vessel except as permitted hereby;

(c)           Chartering. Enter into any demise or bareboat charter with respect to any Vessel without the prior consent of the Facility Agent;

(d)           Change in Business. Materially change the nature of its business or commence any business materially different from its current business;

(e)           Sale of Assets. Sell, or otherwise dispose of, any Vessel (unless otherwise in accordance with this Agreement) or any other asset (by way of spin-off, installment sale or otherwise) which is substantial in relation to its assets taken as a whole;

(f)            Changes in Offices or Names. Change the location of its chief executive office or, its chief place of business, or the office of the Security Party in which the records relating to the earnings or insurances of the Vessels are kept unless the Facility Agent shall have received thirty (30) days prior written notice of such change;

(g)           Consolidation and Merger. Consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it, unless the relevant Security Party is the surviving entity;

(h)           Loans and Advances. Make any loans or advances to, or any investments in, any person, firm, corporation, joint venture or other entity (including, without limitation, any loan or advance to any officer, director, member, stockholder, employee or customer of any company affiliated with any Security Party) except for advances and investments in the normal course of its business;

(i)            Contingent Obligations, etc. No Vessel-Owning Guarantor shall assume, guarantee or (other than in the ordinary course of its business) endorse or otherwise become liable, in connection with any obligation of any person, firm, company or other entity except for guaranties in favor of the Lenders or the Facility Agent on behalf of the Lenders;

(j)            Use of Corporate Funds. Pay out any funds to any company or person except in the ordinary course of business in connection with the management of its business;

(k)           Indebtedness. No Vessel-Owning Guarantor shall create, assume, incur or become or be or remain liable, directly or indirectly, or make any repayment in respect of any indebtedness except for Permitted Debt or make any repayment in respect of any Debt except for (a) Debt owing to any Creditor and (b) Debt secured by a Permitted Lien if the asset secured by such Permitted Lien is disposed of as otherwise permitted herein;

(l)            Use of Proceeds. Will not use the proceeds of the Advances in violation of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500 as amended) or for any hostile acquisition; and

(B)           The Parent will not, without the prior written consent of the Majority Lenders:

(a)           Mergers, Consolidations and Sales of Assets. (A) Permit any Security Party to, consolidate with or be a party to a merger with any other Person or (B) sell, lease (other than chartering in the ordinary course of business, which shall not include bareboat chartering for periods in excess of ten (10) years) or otherwise dispose of all or substantially all of the assets of the Parent and the Subsidiaries, taken as a whole; provided, however, that the Parent or any other Security Party may consolidate or merge with any other Person if (A) at the time of such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (B) the surviving entity in such consolidation or merger shall be the Parent, or, if another entity, the surviving entity would have a net worth greater or equal to the net worth of the Parent prior to the merger and, in any case the survivor shall have assumed all liabilities and obligations of the parties thereto.

(b)           No Money Laundering. Will not, and will not permit any Subsidiary to, contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of European Communities) and comparable United States Federal and state laws.

(c)           Indebtedness. Create, assume, incur or become or be or remain liable, directly or indirectly, or make any repayment in respect of, any indebtedness to shareholders or Affiliates except Permitted Debt.

(d)           Distributions. Pay or declare any dividend on any class of stock if at the time any such proposed payment is to be made, or after giving effect to any such proposed payment, an Event of Default exists or would result from the making of such payment or a breach of a Financial Covenant contained in Section 9.1(B) exists at the time or would result from the making of such payment.

9.3         Substitution of Vessels. In the event that a Vessel (other than the Vessels to be replaced by Hull 8015 and Hull 8016) is sold, lost or declared an actual or constructive total loss, the Borrower may substitute a Vessel with a similar vessel to such Vessel within 180 days subject to the consent of the Lenders and so long as no Event of Default or potential Event of Default has occurred and is continuing (or would result from such disposition). Such substitute vessel shall meet all of the following characteristics, and the owner of such vessel meets all of the following conditions, as the case may be:

(a)           a vessel of a comparable age and tonnage as the Vessel sold or released to the Lenders or a vessel of another size and tonnage acceptable to the Lenders;

(b)           complies with requirements of Section 3.1(i);

(c)           has, at the time of substitution, a Fair Market Value greater than or equal to the Fair Market Value of the Vessel for which it is substituted or a Fair Market Value acceptable to the Lenders; and

(d)           the owner of the substitute Vessel has met the conditions, updated mutatis mutandis, of Sections 3.1(a), (b), (e), (i), (j) and (k) and Sections 3.2 (c) and (d).

9.4         Inspection and Survey Reports. If the Lenders shall so request, the Borrower shall provide the Lenders with copies of internally generated inspection or survey reports on the Vessel.

9.5         Inspection of Vessels. The Lenders shall be entitled to inspect each of the Vessels at any time upon reasonable prior notice provided such inspection may not unduly interfere with the operation of the Vessels no more than twice during any calendar year except during the continuance of an Event of Default in which event there shall be no limit. One such inspection per year shall be at the cost of the Borrower.

10.                                 EVENTS OF DEFAULT

10.1       Events of Default. In the event that any of the following events shall occur and be continuing:

(a)           Principal Payments. Any principal of the Facility Balance is not paid on the due date therefore; or

(b)           Interest and other Payments. Any interest on the Facility Balance or any other amount becoming payable under this Agreement and under any Transaction Document or under any of them, is not paid within three (3) Banking Days from the date when due; or

(c)           Representations, etc. Any representation, warranty or other statement made by the Security Parties in this Agreement or in any other instrument, document or other agreement delivered in connection herewith proves to have been untrue or misleading in any material respect as at the date as of which it was made, unless circumstances giving rise to such misrepresentation are capable of remedy and are remedied within 15 days after the earlier of the Facility Agent giving notice to the Borrower requiring such remedy and the Borrower becoming aware of such representation; or

(d)           Impossibility, Illegality. It becomes impossible or unlawful for the Security Parties to fulfill any of the covenants and obligations contained herein or in any Transaction Document, or for any of the Lenders to exercise any of the rights vested in any of them hereunder or under the other Transaction Documents and such impossibility or illegality, in the reasonable opinion of such Lender, will have a Material Adverse Change on any of its rights hereunder or under the other Transaction Documents or on any of its rights to enforce any thereof; or

(e)           Certain Covenants. The Borrower defaults in the performance or observance of any covenant contained in Section 9.1(A)(b), 9.1(B)(a) through (d), 9.1(C)(b), 9.2(B)(a), and 9.3; or

(f)            Covenants. One or more of the Security Parties default in the performance of any term, covenant or agreement contained in this Agreement or in the other Transaction Documents, or in any other instrument, document or other agreement delivered in connection herewith or therewith, in each case other than an Event of Default referred to elsewhere in this Section 10.1, and such default continues unremedied for a period of fifteen (15) days after written notice thereof has been given to the Security Party by the Facility Agent at the request of any Lender unless such Security Party is diligently pursuing a remedy of such Default provided such Default is, in the determination of the Facility Agent, capable of being remedied within a reasonable period of time (and in any event within thirty (30) days) without adversely affecting the Lender’s rights hereunder, under the Note or under the Security Documents or any thereof and such Default is in fact so remedied; or

(g)           Indebtedness and Other Obligations. Any Security Party defaults under (i) any Material Financial Obligation or (ii) any other material contract or agreement to which it is a party or by which it is bound and, in the case of this (ii), such default could reasonably be expected to result in a Material Adverse Change; or

(h)           Bankruptcy. Any Security Party commences any proceedings relating to any substantial portion of its property under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (a “Proceeding”), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of sixty (60) days; or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of sixty (60) days; or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or to the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or any substantial portion of its property; or

(i)            Judgments. Any judgment or order is made the effect whereof would be to render invalid this Agreement or any other Transaction Document or any material provision thereof or any Security Party asserts that any such agreement or provision thereof is invalid; or judgments or orders for the payment of money in excess of $20,000,000 in the aggregate for any Guarantor or the Subsidiaries (or its equivalent in any other currency) shall be rendered against any Guarantor and/or any of the Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) consecutive days and action shall legally be taken by the judgment creditor to attach or levy upon assets of the Parent or any of the Subsidiaries to enforce such judgment; or

(j)            Inability to Pay Debts. Any Security Party is generally unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any Indebtedness of any thereof; or

(k)           Cessation of Business. Any Security Party ceases to do business other than as permitted herein; or

(l)            Change of Ownership or Control. A change of ownership or control which results in any of the following not being true:

(i)            OSG owns at least 50.1% of membership interests (directly or indirectly) in the Parent;

(ii)           OSG owns more than 50.1% of membership interests in OSG America LLC, which is the general partner of the Parent;

(iii)          OSG America LLC is the general partner of and has a 2% general partnership interest in the Parent;

(iv)          The Parent wholly-owns the Borrower;

(v)           Borrower wholly-owns (directly or indirectly) the Vessel-Owning Guarantors; or

(m)          Change of Commercial and Technical Manager. OSG Ship Management (or any entity that is successor to substantially all of OSG Ship Management’s U.S. Flag ship management business and is wholly owned by either OSG or the Parent) ceasing to be both the commercial and technical manager of any Vessel either directly or indirectly owned by the Borrower; or

(n)           ERISA Debt. Any member of the ERISA Group or any ERISA Affiliate shall (i) fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it or they shall have become liable to pay under Title IV of ERISA or (ii) any member of the ERISA Group or any ERISA Affiliate, individually or collectively, shall incur, or shall reasonably expect to incur, any Withdrawal Liability or liability upon the happening of a Termination Event and the aggregate of all such Withdrawal Liabilities and such other liabilities shall be in excess of $10,000,000;

then, the Lenders’ obligation to make the Facility available shall cease and the Facility Agent on behalf of the Lenders may, with the Majority Lenders’ consent and shall, upon the Majority Lenders’ instruction, by notice to the Borrower, (i) declare the entire Facility Balance, accrued interest and any other sums payable by the Borrower hereunder and under the Note, the other Transaction Documents and any Interest Rate Agreement due and payable whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subclauses (h) or (j) of this Section 10.1, the Facility Balance, accrued interest and any other sums payable by the Borrower hereunder and under the Note, the other Transaction Documents and any Interest Rate Agreement shall be immediately due and payable without declaration, presentment, demand, protest or other notice to the Borrower all of which are expressly waived. In such event, the Creditors may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement, the Note, any other Transaction Document or any Interest Rate Agreement or in aid of the exercise of any power granted herein or therein, or the Lenders or the Facility Agent may proceed to enforce the payment of the Note when due or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted by Applicable Law for the collection of all sums due, or so declared due, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrower to any of the Creditors hereunder and/or under the Note and the other Transaction Documents (whether or not then due) all moneys and other amounts of the Borrower then or thereafter in possession of any Creditor, the balance of any deposit account (demand or time, matured or unmatured) of the Borrower then or thereafter with any Creditor and every other claim of the Borrower then or thereafter against any of the Creditors, (ii) terminate any Letter of Credit which may be terminated in accordance with its terms and (iii) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of an Event of Default specified in subsection (h) or (j) of this Section 10.1, it will pay) to the Facility Agent at the office set forth in Section 7.1 such additional amounts, to be held as security in respect of Letters of Credit then outstanding (if any), equal to the aggregate of the then Letter of Credit Outstandings, such amounts to be repaid to the Borrower to the extent not utilized to cover Letter of Credit drawings.

10.2       Indemnification. The Borrower agrees to, and shall, indemnify and hold harmless each of the Creditors against any loss or reasonable costs or expenses (including legal fees and expenses) which any of the Creditors sustains or incurs as a consequence of any default in payment of the principal amount of the Facility Balance or interest accrued thereon or any other amount payable hereunder, under the Note or under the other Transaction Documents, including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Advances or any part thereof. The Borrower also agrees to reimburse and indemnify the Issuing Lender for and against any and all losses, costs or expenses of whatever nature which may be incurred by the Issuing Lender in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that the Borrower shall not be liable for the portion of such losses, costs or expenses resulting from the Issuing Lender’s gross negligence or willful misconduct. A Creditor’s certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrower.

10.3       Application of Moneys. All moneys received by any of the Creditors under or pursuant to this Agreement, the Note or the other Transaction Documents after the happening of any Event of Default shall be applied by the Facility Agent in the following manner:

(i)            firstly, in or towards the payment or reimbursement of any expenses or liabilities incurred by any of the Creditors in connection with the ascertainment, protection or enforcement of its rights and remedies hereunder and under the Note and the other Transaction Documents;

(ii)           secondly, in or towards payment of any interest owing in respect of the Advances or Letters of Credit;

(iii)          thirdly, in or towards repayment of the Advances;

(iv)          fourthly, as security in respect of Letters of Credit then outstanding, in the aggregate amount of the then Letter of Credit Outstandings,

(v)           fifthly, in or towards payment of all other sums which may be owing to any of the Creditors under this Agreement or under the Note or the other Transaction Documents;

(vi)          sixthly, in or towards payments of any amounts then owed under any Interest Rate Agreement, and

(vii)         seventhly, after all Letters of Credit have expired or are terminated and returned to the Issuing Lender, the surplus (if any), as well as any moneys held as security for Letters of Credit to the extent not utilized to cover Letters of Credit the surplus (if any), shall be paid to the Borrower or to whomsoever else may be entitled thereto.

11.                                 ASSIGNMENTS; PARTICIPATIONS;

11.1       Assignments. This Agreement shall be binding upon, and inure to the benefit of, the Borrower and each of the Creditors and their respective successors and permitted assigns, except that the Borrower may not assign any of their rights or obligations hereunder without the prior written consent of the Lenders. Any Lender may assign its rights and obligations under this Agreement to any one or more financial institutions approved by the Facility Agent and the Borrower, which approval shall not be unreasonably withheld; provided, however, that no such consent shall be required if the assignee is, immediately prior to such assignment, another Lender or an Affiliate of the assigning Lender (the expenses of any Lender in connection with any such assignment shall be for its own account); provided, further that no Borrower shall be required to pay any amount under Sections 6.1 or 11 that is greater than the amount which it would have been required to pay had no such assignment been made; provided, further that any assignment shall be made pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto; and provided, finally, that the minimum amount which may be assigned shall be $10,000,000 unless otherwise agreed by the Borrower and the Facility Agent. The Borrowers will take all reasonable actions requested by the Lenders to effect any such permitted assignment, including, without limitation, the execution of a written consent to such Assignment and Assumption Agreement.

11.2       Participations. Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in the Advances, its Commitment or other interests of such Lender hereunder; provided, however, that

(a)           no participation contemplated in this Section 11.2 shall relieve such Lender from its Commitment or its other obligations hereunder;

(b)           such Lender shall remain solely responsible for the performance of its Commitment and such other obligations;

(c)           no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, approve any amendment or waiver of any provision of this Agreement or the Note or consent to any departure by the Borrower therefrom, if any such amendment, waiver or consent would require the affirmative consent of such Lender pursuant to Section 18.6 hereof; and

(d)           the Borrower shall not be required to pay any amount under Sections 6.1 or 11 that is greater than the amount which it would have been required to pay had no participating interest been sold.

11.3       Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time grant a security interest in all or any portion of its rights under this Agreement and the other Transaction Documents.

11.4       [Register. The Facility Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office in London, a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Facility Agent and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.]

12.                                 ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

12.1       Illegality. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation or application thereof by any authority after the Closing Date, a Lender or Participant has a reasonable basis to conclude that it has become unlawful for such Lender or Participant to maintain or give effect to its obligations as contemplated by this Agreement, such Lender or Participant shall inform the Borrower and the Facility Agent to that effect, whereafter the liability of such Lender or Participant to make its Commitment available shall forthwith cease and the Borrower shall be required to repay to such Lender or Participant that portion of the Facility Balance advanced by such Lender or Participant immediately and to provide the Facility Agent with sufficient amounts of Cash or Cash Equivalents to fund any possible drawings under Letters of Credit then in existence, such amounts to be repaid to the Borrower to the extent not utilized to cover Letter of Credit drawings. In any such event, but without prejudice to the aforesaid obligations of the Borrower to prepay the relevant portion of the Facility Balance or part thereof and fund any possible drawings under Letters of Credit then in existence, the Borrower and such Lender or Participant shall negotiate in good faith with a view to agreeing on terms for making the Commitment available from another jurisdiction or otherwise restructuring the Commitment on a basis which is not unlawful.

12.2       Increased Cost. If after the Closing Date any change in applicable law, regulation or regulatory requirement or in the interpretation or application thereof by any Authority shall:

(a)           subject any Lender or Participant to any Taxes; or

(b)           change the basis of taxation to any Lender or Participant of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis effected by the United States of America, the State or the City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender or Participant (unless such jurisdiction is asserted solely by reason of the activities of any Security Party) or such other jurisdiction where the Advances may be payable); or

(c)           impose, modify or deem applicable any reserve or capital adequacy requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender or Participant; or

(d)           impose on any Lender or Participant any other condition affecting the Facility or any part thereof;

and the result of the foregoing is either to increase the cost to such Lender or Participant of making available or maintaining the Facility or any part thereof or to reduce the rate of return on assets or equity of such Lender or Participant or the amount of any payment received by such Lender or Participant, then and in any such case if such increase or reduction in the opinion of such Lender or Participant materially affects the interests of such Lender or Participant under or in connection with this Agreement:

(i)            such Lender or Participant shall notify the Borrower and the Facility Agent in writing of the happening of such event;

(ii)           the Borrowers agree forthwith upon receipt of notice from such Lender or Participant as aforesaid to pay to such Lender or Participant such amount as such Lender or Participant certifies to be necessary to compensate such Lender or Participant for such additional cost or such reduction.

Any such notice referred to in subsections (i) and (ii) of this Section 12.2 may be made by a Lender or Participant which notice shall set forth in reasonable detail the amount or amount necessary to compensate such Lender or Participant at any time before or within one (1) year after any repayment of the outstanding Facility Amount; provided, however, that before making any such demand, such Lender agrees to use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost or such reduction and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lenders.

12.3       Nonavailability of Funds. If the Facility Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate for any Advance for any Interest Period, the Facility Agent shall give notice of such determination to the Borrower and the Lenders. The Borrower and the Facility Agent, acting in accordance with the instruction of the Lenders, shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and/or Interest Period to be substituted for those which would otherwise have applied under this Agreement. If the Borrower and the Facility Agent are unable to agree upon such a substituted interest rate and/or Interest Period within thirty (30) days of the giving of such determination notice, the Facility Agent shall set an interest rate and Interest Period to take effect from the expiration of the Interest Period in effect at the date of determination, which rate shall be equal to the Margin plus the cost to the Lenders and Participants (as certified by each Lender and Participant) of funding such Advance. In the event the state of affairs referred to in this Section 12.3 shall extend beyond the end of any Interest Period, the foregoing procedure shall continue to apply until circumstances are such that the Applicable Rate may be determined pursuant to Section 5.1.

12.4       Determination of Losses. A certificate or determination notice of the Facility Agent or any affected Lender or Participant, as the case may be, as to any of the matters referred to in this Section 12 shall, absent demonstrative error, be conclusive and binding on the Borrower.

12.5       Compensation for Losses. Where any portion of the Facility Balance is to be prepaid by the Borrower pursuant to Section 12.1 the Borrower agrees simultaneously with such prepayment to pay to the affected Lender or Participant all accrued interest to the date of actual payment and all other sums payable by the Borrower to such Lender or Participant pursuant to this Agreement together with such amounts as may be certified by such Lender or Participant to be necessary to compensate such Lender or Participant for any actual loss, premium or penalties incurred or to be incurred by it on account of funds borrowed to make, fund or maintain its portion of the outstanding Facility Amount for the remainder (if any) of the then current Interest Period or Periods, but otherwise without penalty or premium.

12.6       Compensation for Breakage Costs. The Borrower shall pay to the Lenders, Participants or any thereof, upon the request of any thereof such amount or amounts as shall be sufficient (in the reasonable opinion of the relevant Lenders and/or Participants) to compensate them for any loss, cost or expense incurred by them as a result of:

(a)           any payment or prepayment (including any such prepayment made pursuant to Sections 4.1, 4.2 and 12.1) of an Advance on a date other than the last day of the relevant Interest Period; or

(b)           any failure by the Borrower to borrow (including without limitation any such failure resulting from a condition precedent set forth in Section 3) or prepay the Facility Balance held by any Lenders and/or Participants on the date for such borrowing or prepayment specified in the relevant request for such Advance or notice of prepayment delivered under Sections 2.2 or 4.1, respectively;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for such Advance or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date of such failure to borrow, in each case at the applicable rate of interest for such Advance provided for herein over (ii) the amount of interest which otherwise would have accrued on such principal amount at a rate per annum equal to the interest component (as reasonably determined by the relevant Lenders and/or Participants) of the amount (as reasonably determined by such Lenders and/or Participants) the Lenders and/or Participants would have bid in the Eurocurrency market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such Interest Period. Any certification of a relevant Lender or Participant shall, absent demonstrative error, be conclusive and binding on the Borrower as to the extent of any such losses.

12.7       Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Sections 12.1 or 12.2, or if the Borrower is required to pay any additional amount to any Lender or any Authority for the account of any Lender pursuant to Section 6.1, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 12.1, 12.2 or 6.1, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Sections 12.1 or 12.2, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.1 or (iii) if any Lender defaults in its obligation to fund Loans hereunder, then, in each such case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Facility Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.1), all its interests, rights and obligations under the Transaction  Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon and all other amounts payable to it hereunder (including amounts payable pursuant to Sections 6.1, 12.1 or 12.2), from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 12.1 or 12.2 or payments required to be made pursuant to Section 6.1, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.8       Currency Indemnity. (a) If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the “Judgment Currency”) an amount due in Dollars under this Agreement or the other Transaction Documents, then the conversion shall be made, in the discretion of the Facility Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “Conversion Date”); provided that the Facility Agent shall not be entitled to recover under this clause any amount in the judgment currency which exceeds at the Conversion Date the amount in Dollars due under this Agreement and/or the other Transaction Documents.

(b)           If there is a change in the rate of exchange prevailing between the Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Agreement and/or the other Transaction Documents, in Dollars; any excess over the amount due received or collected by the Creditors and Participants shall be remitted to the Borrower.

(c)           Any amount due from the Borrower under Section 12.7(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement and/or the other Transaction Documents.

(d)           The term “rate of exchange” in this Section 12.7 means the rate at which the Facility Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

13.                                 FEES, EXPENSES AND INDEMNIFICATION

(a)           Fees. The Borrower shall pay to the Facility Agent (for the account of the Lenders) a commitment fee (the “Commitment Fee”) equal to twenty-five hundredths of one percent (.25%) on the daily undrawn balance of the Facility for the period commencing on the Closing Date and ending on the Final Availability Date. Such commitment fee shall accrue from day to day and be calculated on the basis of actual days elapsed over a 365 day year and such commitment fee shall be payable quarterly in arrears. The Borrower shall also pay to the Facility Agent each of the fees set forth in the Fee Letters.

(b)           In addition, the Borrower shall pay to the Facility Agent, for distribution to the Letter of Credit Participants, a fee in Dollars in respect of each Letter of Credit (the “Letter of Credit Fee”) computed at a rate per annum equal to (i) the Margin in effect from time to time plus (ii) Mandatory Costs on the daily Stated Amount of such Letter of Credit as reduced by any drawings thereunder. The Borrower further agrees to pay to the Issuing Lender, commencing at such time, a fee in Dollars in respect of each Letter of Credit (the “Fronting Fee”) computed at a rate per annum equal to one-eighth of one percent (1/8%) (but in no event less than $500 per annum for each Letter of Credit) on the daily Stated Amount of such Letter of Credit as reduced by any drawings thereunder. Accrued Letter of Credit Fees and Fronting Fees shall be calculated on the basis of actual days elapsed over a 360 day year and shall be due and payable quarterly in arrears on the first day of November, February, May and August of each year the Facility remains outstanding and on the Payment Date. The Borrower also agrees to pay to the Issuing Lender, upon the issuance of any Letter of Credit, an issuance fee equal to the greater of (i) $2,500 or (ii) one-eighth of one percent of the amount of each issued Letter of Credit.

13.2       Expenses. The Borrower agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Facility Agent for the payment of the reasonable, documented expenses of the Facility Agent and (after the occurrence and during the continuance of an Event of Default) the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Facility Agent’s and the Lenders’ rights or remedies with respect thereto or in the preservation of the Facility Agent’s and Lenders’ priorities under documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, fees for the registration of mortgages and any other filing fees for the filing of any other Transaction Document, the reasonable fees and disbursements of the Facility Agent’s counsel in connection therewith, as well as reasonable traveling expenses of the Facility Agent, the reasonable fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the Facility Agent in connection with this transaction including one (but not more than one) annual valuation of the Vessel, all reasonable costs and expenses, if any, in connection with the enforcement of this Agreement and the other Transaction Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the other Transaction Documents) herein contemplated and to hold the Creditors free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrower to the Facility Agent or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrowers to such party or parties after payment thereof (if the Facility Agent or the Lenders, in their sole discretion, choose to make such payment).

13.3       Indemnification. Neither any Creditor nor any of its directors, officers, agents or employees shall be liable to the Borrower for any action taken or not taken by it in connection herewith in the absence of its own gross negligence or willful misconduct. The Borrower hereby agrees to indemnify the Creditors, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, any actual or proposed use of proceeds of any Advance hereunder, or any related transaction or claim; provided that (i) no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction and (ii) to the extent permitted by law, the Indemnitee shall provide the Borrower with prompt notice of any such investigative, administrative or judicial proceeding after the Indemnitee becomes aware of such proceeding; provided, however, that the Indemnitee’s failure to provide such notice in a timely manner shall not relieve the Borrower of its obligations hereunder.

13.4       Time of Payment. All amounts due under this Section 13 (unless otherwise provided in this Agreement) shall be payable no later than twenty (20) Banking Days after written demand therefor.

14.                                 APPLICABLE LAW, JURISDICTION AND WAIVER

14.1       Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

14.2       Jurisdiction. The Borrower and each of the Guarantors hereby irrevocably submits, to the jurisdiction of the courts of the State of New York located in New York County and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any Creditor under this Agreement or any instrument delivered hereunder and hereby agree that service of summons or other legal process thereon may be made by serving a copy of the summons or other legal process in any such action or proceeding on any Security Party by mailing or delivering the same by hand at the address indicated for notices in Section 16 of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Security Parties as such, and shall be legal and binding upon the Security Parties for all purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrower to any of the Creditors) against the Security Parties in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. In the event that any of the Security Parties shall not be conveniently available for such service, each Security Party hereby irrevocably appoints the Person who then is the Secretary of State of the State of New York as its attorney-in-fact and agent. The Borrower will advise the Facility Agent promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, a Creditor may bring any legal action or proceeding in any other appropriate jurisdiction.

14.3       WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG EACH OF THE SECURITY PARTIES AND EACH OF THE CREDITORS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

15.                                 THE FACILITY AGENT AND THE SECURITY TRUSTEE

15.1       Appointment and Authorization. (a) Each Lender irrevocably appoints and authorizes the Facility Agent and the Security Trustee severally each to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to such Facility Agent or Security Trustee by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Each of the Facility Agent and the Security Trustee hereby accepts such appointment.

(b)           Each of the Creditors irrevocably appoints the Security Trustee as trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Creditors or any of them or for the benefit thereof under or pursuant to this Agreement or any of the other Transaction Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Creditor in this Agreement or any of the other Transaction Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Creditor or any agent of any Creditor or received or recovered by any Creditor or any agent of any Creditor pursuant to, or in connection with, this Agreement or the other Transaction Documents whether from any Security Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Creditor or any agent of any Creditor in respect of the same (or any part thereof). The Security Trustee hereby accepts such appointment.

15.2       Agents and Affiliates. With respect to that portion of the Facility made by it, the Facility Agent and the Security Trustee shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though they were not a Facility Agent or Security Trustee and the terms “Lender” and “Lenders” shall include each Agent in its capacity as a Lender. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with, the Borrowers and the other Security Parties thereof as if it were not an Agent hereunder.

15.3       Action by Agents. The obligations of the Facility Agent and the Security Trustee hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Event of Default, except, in the case of the Facility Agent, as expressly provided in Section 10. The Agents shall be entitled to use their discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement and the other Transaction Documents, unless the Agent shall have been instructed by the Majority Lenders (or, to the extent provided herein, all of the Lenders) to exercise such rights or to take or refrain from taking such action; provided, however, that neither Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law.

15.4       Consultation with Experts. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

15.5       Liability of the Agents. Neither the Facility Agent, nor the Security Trustee, nor any of their directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Majority Lenders or (b) in the absence of its own gross negligence or willful misconduct. Neither the Facility Agent, nor the Security Trustee, nor any of their directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Advance hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Section 3, except receipt of items required to be delivered to the Facility Agent or Security Trustee; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Transaction Documents or any other instrument or writing furnished in connection herewith. The Agents shall be entitled to assume that this Agreement, the other Transaction Documents or any other instrument or writing furnished in connection herewith are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. Neither the Facility Agent nor the Security Trustee shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

15.6       Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify each Agent, their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, judgment, suit, loss, damage, obligation, penalty, disbursement or liability of any kind whatsoever (except such as result from such Indemnitee’s gross negligence or willful misconduct) that such Indemnitees may suffer or incur in connection with or in any way relating to or arising out of this Agreement or the other Transaction Documents or that such Indemnitees may suffer or incur in connection with any action taken or omitted by such Indemnitees hereunder or thereunder. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Facility Agent and/or the Security Trustee, as applicable, promptly upon demand for the ratable share of any out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or waiver of any provision of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Transaction Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower and to the extent the same does not result from the gross negligence or willful misconduct of the Agent. Under no circumstances shall either Agent be obligated to expend its own funds for the protection of the interests of the Lenders, but the Agents shall be entitled to be indemnified to its satisfaction hereunder by the Lenders prior to taking any action or expending any funds hereunder.

15.7       Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Facility Agent, Security Trustee or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Facility Agent, the Security Trustee or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

15.8       Successor Agents. The Facility Agent and the Security Trustee may resign at any time by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Lenders shall appoint a successor Facility Agent or Security Trustee, as applicable, subject to the consent of the Borrower, such consent not to be unreasonably withheld. The Borrower hereby consents to the appointment of any successor Facility Agent or Security Trustee, as applicable, that is a Creditor or a first class bank. If no successor Facility Agent or Security Trustee shall have been so appointed by the Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Facility Agent or Security Trustee gives notice of resignation, then the retiring Facility Agent or Security Trustee may, on behalf of the Lenders, appoint a successor Facility Agent or Security Trustee, as applicable, which shall be a bank or trust company of recognized standing having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Facility Agent or Security Trustee hereunder by a successor respective Agent, such successor Facility Agent or Security Trustee shall thereupon succeed to and become vested with all the rights and duties of the respective retiring Agent and the respective retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Facility Agent or Security Trustee, as applicable.

15.9       Distribution of Payments. Whenever any payment is received by the Facility Agent from the Borrowers for the account of the Lenders, or any of them, whether of principal or interest on the Note or otherwise, it will thereafter cause like funds relating to such payment to be promptly distributed ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Agreement. Notwithstanding any other provision of this Agreement, the Facility Agent (a) may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Facility Agent from that Lender under this Agreement or any sum which the Facility Agent is then entitled under this Agreement to require that Lender to pay on demand, and (b) shall not be obliged to make available to the Borrower or any Lender any sum which the Facility Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Facility Agent has satisfied itself that it has received that sum.

15.10     Holder of Interest in Note. The Facility Agent and the Security Trustee may treat each Lender as the holder of all of the interest of such Lender in the Note unless and until the Facility Agent has received a copy of an Assignment and Assumption Agreement evidencing the transfer of all or any part of such Lender’s interest in the Facility.

15.11     Assumption re Event of Default. Except as otherwise provided in Section 15.13, the Facility Agent and the Security Trustee shall be entitled to assume that no Default or Event of Default, has occurred and is continuing, unless the Facility Agent has been notified by the Borrower of such fact or has been notified by a Lender that such Lender considers that a Default or Event of Default (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Facility Agent shall have been notified by any party in the manner set forth in the preceding sentence of any Default or Event of Default, the Facility Agent shall notify the Security Trustee and the Lenders and shall take such action and assert such rights under this Agreement and under the other Transaction Documents as the Majority Lenders (or, to the extent provided herein, all of the Lenders) shall request in writing.

15.12     Notification of Event of Default. The Facility Agent hereby undertakes promptly to notify the Lenders, and each of the Lenders hereby undertakes promptly to notify the Facility Agent and the other Lenders, of the existence of any Event of Default which shall have occurred and be continuing of which the Facility Agent or such Lender has actual knowledge.

15.13     Limitations of Liability of Creditors. None of the Creditors shall be under any liability or responsibility whatsoever:

(a)           to the Borrower or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Creditor or any other person of any of its or their respective obligations under this Agreement or under the other Transaction Documents;

(b)           to any other Creditor as a consequence of any failure or delay in performance by, or any breach by, the Borrower of any of its respective obligations under this Agreement or under the other Transaction Documents; or

(c)           to any other Creditor for any statements, representations or warranties contained in this Agreement or in any document or instrument delivered in connection with the transactions hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the other Transaction Documents or any document or instrument delivered in connection with the transactions hereby contemplated.

16.                                 NOTICES AND DEMANDS

All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to the Borrower and the Facility Agent at their respective addresses or facsimile numbers set forth below and to any Lender at the address or facsimile number set forth on Schedule II or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile or e-mail, when such facsimile or e-mail is transmitted to the facsimile number or e-mail address, as the case may be, specified in this Section and (telephonic, in the case of a facsimile) confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

If to any Security Party, addressed to it:

c/o OSG America L.P.

Two Harbour Place

302 Knights Run Avenue, Suite 1200

Tampa, Florida 33602

with a copy to

OSG Ship Management, Inc.

666 Third Avenue

New York, New York 10017

Attention: Henry Flinter

Telephone:  (212) 578-1877

Facsimile:  (212) 578-1670

E-mail:  hflinter@osg.com

If to the Facility Agent:

ING Bank N.V.
London Branch
60 London Wall, London

EC2M 5TQ, United Kingdom

Attention:  Craig Baker

Telephone: 44 20 7767 5617

Facsimile:  44 20 7767 7324

E-mail:  craig.baker@uk.ing.com

17.                                 LIMITATION OF LIABILITY/SURVIVAL OF LIABILITY/CONTINUING INDEMNITIES

Notwithstanding anything to the contrary contained in this Agreement, in the event that any court or other judicial body of competent jurisdiction determines that legal principles of fraudulent conveyances, fraudulent transfers or similar concepts are applicable in evaluating the enforceability against any Security Party or its respective assets of this Agreement and that under such principles, this Agreement would not be enforceable against such Security Party or its assets unless the following provisions of this Section 17 had effect, then, the maximum liability of each Security Party hereunder (the “Maximum Liability Amount”) shall be limited so that in no event shall such amount exceed the lesser of (i) the aggregate outstanding principal amount of the Facility and (ii) an amount equal to the aggregate, without double counting, of (a) ninety-five percent (95%) of such  Security Party’s Adjusted Net Worth (as hereinafter defined) on the date hereof, or on the date enforcement of this Agreement is sought (the “Determination Date”), whichever is greater and (b) the amount of any Valuable Transfer (as hereinafter defined) to such Security Party; provided that such Security Party’s liability under this Agreement shall be further limited to the extent, if any, required so that the obligations of such Security Party under this Agreement shall not be subject to being set aside or annulled under any applicable law relating to fraudulent transfers or fraudulent conveyances. As used herein “Adjusted Net Worth” of the respective Security Party shall mean, as of any date of determination thereof, an amount equal to the lesser of (a) an amount equal to the excess of (i)

the amount of the present fair saleable value of the assets of such Security Party over (ii) the amount that will be required to pay such Security Party’s probable liability on its then existing debts, including contingent liabilities (exclusive of its contingent liabilities hereunder), as they become absolute and matured, and (b) an amount equal to (i) the excess of the sum of such Security Party’s property at a fair valuation over (ii) the amount of all liabilities of such Security Party, contingent or otherwise (exclusive of its contingent liabilities hereunder), as such terms are construed in accordance with applicable laws governing determinations of the insolvency of debtors. In determining the Adjusted Net Worth of a Security Party for purposes of calculating the Maximum Liability Amount for such Security Party, the liabilities of such Security Party to be used in such determination pursuant to each clause (ii) of the preceding sentence shall in any event exclude (a) the liability of such Security Party under this Agreement and (b) the liabilities of such Security Party subordinated in right of payment to this Agreement. As used herein “Valuable Transfer” shall mean, in respect of such Security Party, (a) all loans, advances or capital contributions made to such Security Party with proceeds of the Facility, (b) all debt securities or other obligations of such Security Party acquired from such Security Party or retired by such Security Party with proceeds of the Facility, (c) the fair market value of all property acquired with proceeds of the Facility and transferred, absolutely and not as collateral, to such Security Party, (d) all equity securities of such Security Party acquired from such Security Party with proceeds of the Facility, and (e) the value of any other economic benefits in accordance with applicable laws governing determinations of the insolvency of debtors, in each such case accruing to such Security Party as a result of the Facility and this Agreement.

18.                                 MISCELLANEOUS

18.1       Time of Essence. Time is of the essence under this Agreement, but no failure or delay on the part of any Creditor to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

18.2       Severability. In case any one or more of the provisions contained in this Agreement or in the other Transaction Documents would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Borrowers, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

18.3       References. References herein to Articles, Sections (or subdivisions of Sections), Schedules, Annexes or Exhibits are to be construed as references to articles, sections (or subdivisions of sections) of, and schedules, annexes or exhibits to, this Agreement or the other Transaction Documents, as applicable, unless the context otherwise requires.

18.4       Further Assurances. Each of the Security Parties hereby agrees that if this Agreement or the other Transaction Documents shall at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order more effectively to accomplish the purposes of this Agreement and/or the other Transaction Documents.

18.5       Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Borrower on the one part and the Creditors on the other part, whether written or oral, are superseded by and merged into this Agreement and the other Transaction Documents as to the subject matter hereof or thereof, which alone fully and completely express the agreements between the Borrower and the Creditors as to such subject matter.

18.6       Entire Agreement, Amendments. This Agreement, the Note and the other Transaction Documents constitute the entire agreement of the parties hereto as to the subject matter hereof or thereof, including all parties added hereto pursuant to an Assignment and Assumption Agreement. Any provision of this Agreement, the Note or the other Transaction Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Majority Lenders (and, if the rights or duties of the Facility Agent are affected thereby, by the Facility Agent); provided that no amendment or waiver shall, unless signed by all the Lenders, (a) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation, (b) reduce the principal of or rate of interest on any Advance or any fees hereunder or any Letter of Credit reimbursement or any fees or other amounts hereunder, (c) postpone the date fixed for any payment of principal of or interest on any Advance or any fees hereunder or for any termination of any Commitment, (d) amend Section 10, (e) waive any condition precedent to the making of an Advance (other than the condition precedent set forth in Section 3.2(a)), (f) release any collateral, (g) consent to the assignment or transfer by the Borrower of any of their rights and obligations under this Agreement or the other Transaction Documents or (h) amend or modify the definition of “Majority Lenders” or this Section 18.6.

18.7       Headings. In this Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

18.8       Survival. The obligations of the Borrower under Sections 6, 10.2, 12 and 13 shall survive the termination of this Agreement and the payment in full of all obligations hereunder.

18.9       Confidentiality. The Creditors shall hold all non-public information (either in the form of non-public documentation relating to the Facility or which otherwise has been identified as non-public information by the Borrower) obtained pursuant to the requirements of this Agreement confidential for so long as such information remains non-public in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event shall have the right to make disclosure (1) to any of their respective examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement, (2) as reasonably required by any bona fide transferee or Participant, to a potential bona fide transferee or Participant, (3) as required or requested by any Authority or pursuant to legal process, (4) as required by Applicable Law or (5) in connection with any litigation to which both a Creditor and the Borrower are parties; provided, however, that

(a)           unless specifically prohibited by Applicable Law or court order, such Facility Agent or Lender shall notify the Borrower of any request by any Authority (other than any such request in connection with an examination of the financial condition of such Facility Agent or Lender by such Authority) for disclosure of any such non-public information as soon as possible after any such request;

(b)           any such bona fide transferee or Participant by their acceptance of such assignment or participation shall be deemed to have agreed (i) to be bound by this Section 18.9 and (ii) to require any other Person to whom such transferee or Participant discloses such non-public information to be similarly bound by this Section 18.9;

(c)           the Creditors shall require any potential bona fide transferee or Participant to whom the Creditors may disclose such non-public information to be bound by a confidentiality agreement containing provisions substantially identical to this Section 18.9 (except that such Person shall be obligated to return any materials furnished by the Borrower if it does not become a transferee or Participant) or incorporating the same by reference;

(d)           except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein (but in such case, the Creditors may retain any materials furnished by the Borrower in accordance with their customary credit or document retention policies), the Creditors shall not be obligated or required to return any materials furnished by the Borrower; and

(e)           the Creditors shall not be bound by the terms of this Section 18.9 with respect to any information which has become or becomes publicly known or available through means other than a breach of this Agreement.

18.10     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

18.11     WAIVER OF IMMUNITY. TO THE EXTENT THAT ANY SECURITY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH SECURITY PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representative as of the day and year first above written.

OSG AMERICA OPERATING COMPANY LLC,
as Borrower

By
Name:
Title:

OSG AMERICA L.P.,
as joint and several Guarantor

By
Name:
Title:

,
as joint and several Guarantor

By
Name:
Title:

,
as joint and several Guarantor

By
Name:
Title:

,
as joint and several Guarantor

By
Name:
Title:

ING BANK N.V., London Branch
as Facility Agent, Security Trustee, MLA, Bookrunner, Issuing Lender and Lender

By
Name:
Title:

DNB NOR BANK ASA,
as MLA, Bookrunner and Lender

By
Name:
Title: